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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                        )

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 26, 2021

Dear Shareholder,

        You are cordially invited to attend the 2021 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:00 a.m. on Thursday, May 6, 2021, at 251 Ballardvale Street, Wilmington, MA 01887.

        At the Annual Meeting, eleven (11) persons are nominated for election to our Board of Directors. We will also hold a vote on an advisory resolution on our executive compensation and ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021. Our Board of Directors recommends the approval of the proposals to elect the eleven directors, to approve the advisory vote on our executive compensation and to ratify the selection of PricewaterhouseCoopers LLP. Such other business will be transacted as may properly come before the Annual Meeting.

        Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

Sincerely,

James C. Foster Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2021.

        This Proxy Statement and our Annual Report to Shareholders are available at www.criver.com/annual2021.

        In addition, our Annual Report on Form 10-K for fiscal year 2020 can be found on the same website.

 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to Be Held on May 6, 2021

To the Shareholders of
Charles River Laboratories International, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation, will be held on Thursday, May 6, 2021, at 251 Ballardvale Street, Wilmington, MA 01887 at 8:00 a.m., for the following purposes:

  1.
  To elect the eleven (11) persons named in this Proxy Statement to our Board of Directors to hold office until the next Annual Meeting of Shareholders.

  2.
  To approve an advisory vote on our executive compensation.

  3.
  To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2021.

  4.
  To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 15, 2021 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Annual Meeting. Any individual arriving without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the Annual Meeting. Shareholders may obtain an Annual Meeting ticket by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please so indicate in your request. If your shares are held by a bank, broker or nominee, you must enclose evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first come, first served basis.

By Order of the Board of Directors

Matthew L. Daniel Corporate Secretary

March 26, 2021

        Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage, prepaid return envelope is enclosed for your convenience.

        SPECIAL NOTICE REGARDING COVID-19:    Although we are hosting an in-person annual meeting, due to the public health impact of the COVID-19 pandemic and applicable government restrictions limiting the number of people who may gather together, and to support the health and well-being of our stockholders, employees and communities, attendees will be expected to comply with important health and safety protocols as recommended by the Centers for Disease Control and Prevention, including: wearing an appropriate face covering at all times while on the meeting premises, hand washing and/or applying hand sanitizer upon arrival and practicing social distancing by maintaining at least a six-feet distance from other attendees.

        You should not attend if you feel unwell or if you have been exposed to COVID-19. Any person in attendance who exhibits cold or flu-like symptoms or who has been exposed to COVID-19 may be asked to leave the premises for the protection of the other attendees. We reserve the right to take any additional precautionary measures deemed appropriate in relation to the meeting and access to meeting premises, and may ask attendees to leave the meeting if they are not following our procedures.

        We are also actively monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold our annual meeting at the time, date and place as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or adjourning or postponing the meeting. Any such change, including details on how to participate in a remote meeting, would be announced in advance via press release, a copy of which would be filed with the SEC as additional proxy solicitation materials and posted on our website at www.criver.com/annual2021.

 PROXY SUMMARY

        The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date:	8:00 a.m. on Thursday, May 6, 2021
Place:	251 Ballardvale Street, Wilmington, MA 01887
Record Date:	March 15, 2021

Voting Matters and Vote Recommendations

        There are three items of business which we currently expect to be considered at our 2021 Annual Meeting. The following table lists those items of business and our Board's vote recommendation.

PROPOSAL	BOARD VOTE RECOMMENDATION

Management Proposals
Election of Directors	For each director nominee
Advisory Vote to Approve Executive Officer Compensation	For
Ratification of Independent Registered Public Accounting Firm	For

Director Nominees

        The following table provides summary information about each of our director nominees.

		Director			Current Committee Memberships

Name	Age	Since	Occupation	Independent	AC	CC	CGNC	SPCAC	STC	EC	FC

James C. Foster	70	1989	Chairman, President and CEO of Charles River Laboratories International, Inc.	No				M		C
Nancy C. Andrews	62	2020	Professor of pediatrics, pharmacology & cancer biology, Duke University School of Medicine. Former Dean of Duke University School of Medicine and Vice Chancellor of Academic Affairs of Duke University.	Yes			M		M
Robert Bertolini	59	2011	Former President and CFO of Bausch and Lomb Incorporated and former Executive Vice President and Chief Financial Officer of Schering-Plough Corp.	Yes	M			C		M
Deborah T. Kochevar	64	2008	Senior Fellow, The Fletcher School of Law and Diplomacy, Tufts University. Former Provost and Senior Vice President ad interim, Tufts University. Former Dean, Cummings School of Veterinary Medicine, Tufts University	Yes		M	C		M
George Llado, Sr.	55	2020	Senior Vice President and Chief Information Officer of Alexion Pharmaceuticals, Inc.	Yes		M	M
Martin W. Mackay	65	2017	Co-Founder and CEO of Rallybio, and Former Chief of R&D, AstraZeneca and Former Chief of R&D, Alexion	Yes			M		C
George E. Massaro	73	2003	Former Vice Chairman, Huron Consulting Group, Inc.	Yes	C					M
George M. Milne, Jr.	77	2002	Venture Partner, Radius Ventures and former EVP, Pfizer Global Research and Development	Yes			M		M	M	M
C. Richard Reese	75	2007	Former CEO and Chairman of Iron Mountain Incorporated	Yes		C		M		M
Richard F. Wallman	69	2011	Former Senior Vice President and CFO, Honeywell International, Inc.	Yes		M		M			C
Virginia M. Wilson	66	2019	Former Senior Executive Vice President and Chief Financial Officer, TIAA	Yes	M		M

Key: AC—Audit Committee; CC—Compensation Committee; CGNC—Corporate Governance and Nominating Committee; SPCAC—Strategic Planning and Capital Allocation Committee; STC—Science and Technology Committee; EC—Executive Committee; FC—Finance Committee; C—Chairperson; M—Member.

Advisory Vote on Executive Compensation

        Decisions about executive compensation are made by the Compensation Committee. The Compensation Committee recognizes the importance of establishing clear objectives for our executive compensation program in keeping with our philosophy that our executive compensation program should appropriately align executive compensation with both the short- and long-term performance of the Company.

        Charles River shareholders provided strong majority support for our named executives' compensation at our 2020 Annual Meeting of Shareholders (88% of shares voted in support of this matter). We attribute this level of support to our performance in 2019 and several long-standing characteristics of our executive compensation program that we believe enhance the performance of the program:

What We Do
✓	Align our executive pay with performance, with a substantial proportion of executive compensation tied to "at risk" elements	✓	Include a "clawback" provision in our Corporate Governance Guidelines that applies to our cash and equity incentive awards
✓	Set challenging performance objectives	✓	Prohibit hedging and pledging of company shares
✓	Appropriately balance short- and long-term incentives	✓	Retain an independent compensation consultant to advise the Compensation Committee
✓	Align executive compensation with shareholder returns through performance-based equity incentive awards	✓	Include caps on individual payouts in short- and long-term incentive plans
✓	Use appropriate peer groups when establishing compensation	✓	Hold an annual "say-on-pay" advisory vote
✓	Maintain meaningful equity ownership guidelines	✓	Maintain a Compensation Committee composed entirely of independent directors
✓	Engage in substantial outreach efforts with our major shareholders to gather feedback, including with respect to executive compensation	✓	Conduct an annual risk assessment of our pay practices

What We Don't Do
✘	No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements	✘	No excessive perquisites
✘	No "single trigger" equity vesting provisions in our current equity award plans	✘	No change-in-control tax gross-ups

        In addition, we had a very strong fiscal year in 2020 with a 63.6% increase in total shareholder return in fiscal year 2020, a 42.0% increase in GAAP diluted earnings per share from continuing operations and a 20.8% increase in non-GAAP diluted earnings per share from continuing operations.

Please see Appendix A to this Proxy Statement for a reconciliation of our non-GAAP EPS to our GAAP EPS for 2020.

        Accordingly, we are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Ratification of Auditors

        We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2021. Set forth below is a summary of PricewaterhouseCoopers' fees for services for fiscal years 2020 and 2019.

	2020	2019
Audit fees	$5,591,187	$5,964,872
Audit related fees	1,371,459	5,681,174
Tax fees	565,857	1,084,008
All other fees	865,982	658,700

Total	$8,394,485	$13,388,754

        Detail regarding these fees can be found on page 84 of this Proxy Statement.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, Massachusetts 01887
(781) 222-6000

PROXY STATEMENT

For Annual Meeting of Shareholders
to Be Held May 6, 2021

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at 251 Ballardvale Street, Wilmington, MA 01887 on Thursday, May 6, 2021, at 8:00 a.m., and any postponements or adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report to Shareholders for the year ended December 26, 2020 are being mailed to shareholders on or about March 26, 2021. Copies of these documents may also be obtained free of charge through our website at www.criver.com/annual2021.

        When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy and it is signed, the shares represented thereby will be voted "FOR" the election of the Board's nominees as directors, the advisory vote on executive compensation, and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions and broker non-votes are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

        If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. Brokers may not vote without specified instruction in the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 2), but may cast discretionary votes in the ratification of the independent registered public accounting firm (Proposal 3). If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is considered to be a "broker non-vote" on that matter.

        The close of business on March 15, 2021 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 15, 2021, we had 50,210,103 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Meeting. Any individual arriving without an admission ticket will not be admitted to the Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the meeting. You may obtain a Meeting ticket by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a broker, bank or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee (and, if you wish to vote in person at the Meeting, you will need to bring a legal proxy from your broker, bank or nominee giving you the right to vote these shares at the Meeting, since your broker, bank or a nominee is the record holder). Please submit your ticket request and proof of ownership as promptly as possible in order to ensure that you receive your ticket in time for the Meeting. Admission to the Meeting will be on a first come, first served basis.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be paid by the Company. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by our directors, officers or employees. No additional compensation will be paid for such solicitation. We have retained Morrow Sodali LLC to assist in the solicitation of proxies at a cost of approximately $12,500 plus reimbursement of expenses.

Votes Required

        In accordance with our amended and restated Bylaws, a nominee for election as director at the Meeting will be elected if the nominee receives the affirmative vote of a majority of the votes cast with respect to that nominee's election. Our Bylaws require an incumbent director who has been nominated for reelection and fails to receive a majority of the votes cast in an uncontested election to immediately tender his or her resignation to the Board. The Corporate Governance and Nominating Committee (or another committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee's recommendation, and will publicly disclose its decision within 90 days following certification of the election results. If a director's resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board. The affirmative vote of a majority of the votes cast upon the matter is required to constitute the shareholders' non-binding approval with respect to our executive compensation program and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2021.

        Broker non-votes and abstentions will have no effect on the voting on any matter that requires the affirmative vote of a majority of the votes cast on the matter.

 PROPOSAL ONE—
ELECTION OF DIRECTORS

        Under our Bylaws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the shareholders or by the majority of directors then in office, subject to the Bylaws. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

        The Board of Directors has voted to nominate Mr. James C. Foster, Dr. Nancy C. Andrews, Mr. Robert Bertolini, Dr. Deborah T. Kochevar, Mr. George Llado, Sr., Dr. Martin W. Mackay, Mr. George E. Massaro, Dr. George M. Milne, Jr., Mr. C. Richard Reese, Mr. Richard F. Wallman, and Ms. Virginia M. Wilson for election at the Meeting. There are no family relationships between any of our directors or executive officers.

        In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy may be voted for the election of such other person as the Board of Directors may recommend in that nominee's place or the Board may reduce its size. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

        The Board of Directors unanimously recommends a vote "FOR" the election of each of these nominees for directors.

 NOMINEES FOR DIRECTORS

        The following table provides information as of the date of this Proxy Statement about each nominee. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business or scientific acumen and an ability to exercise sound judgment, as well as a commitment of service to Charles River and our Board.

Name and Age as of the 2021 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

James C. Foster (he/him/his)	70	Mr. Foster joined us in 1976 as General Counsel and over his tenure has held various staff and managerial positions. Mr. Foster was named President in 1991, Chief Executive Officer in 1992, and Chairman in 2000. Mr. Foster has been a director since 1989.
Mr. Foster was selected to serve as a director on our Board due to his role as our Chief Executive Officer, his depth of knowledge of us and our operations, his acute business judgment, extensive familiarity with the businesses in which we compete, and his lengthy experience with us.

Name and Age as of the 2021 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Nancy C. Andrews, M.D., Ph.D (she/her/hers)	62	Professor of Pediatrics and Professor of Pharmacology & Cancer Biology at Duke University since 2007 (and the Nanaline H. Duke endowed chair from 2013 to 2020). From 2007 to 2017, Dr. Andrews served as Dean of the Duke University School of Medicine and Vice Chancellor for Academic Affairs at Duke University. From 2003 to 2007, she served as dean for Basic Sciences and Graduate Studies and Professor of Pediatrics at Harvard University Medical School. From 1999 to 2003, she served as director of the Harvard-Massachusetts Institute of Technology M.D./Ph.D. Program, and the principal investigator of its MSTP grant. From 1993 to 2006, she was a biomedical research investigator of the Howard Hughes Medical Institute. Dr. Andrews is on the Executive Committee of the MIT Corporation, Chair of the Board of Directors of the American Academy of Arts and Sciences, and a member of the Scientific Advisory Board of Dyne Therapeutics. She is an elected member of both the National Academy of Medicine and the National Academy of Sciences and currently serves on the Council of the National Academy of Sciences. She is a former Chair of the Board of Directors of the Burroughs Wellcome Fund and a former member of the Scientific Management Review Board at the National Institutes of Health. Dr. Andrews also serves on the boards of directors of Novartis International AG and Maze Therapeutics. Dr. Andrews has served on our board since February 2020.

Dr. Andrews was selected for the Board in recognition of her distinct perspective as an accomplished physician, scientific researcher, professor, and senior administrator at leading academic institutions and hospitals. She brings to the Board extensive scientific leadership and expertise in oncology, genetics, and pediatric research. Dr. Andrews' training and experience are particularly suited to understanding and providing insights into the research and development process, which further enhances our position as the partner of choice for our clients' early-stage drug development programs.

Name and Age as of the 2021 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Robert Bertolini (he/him/his)	59	President and Chief Financial Officer of Bausch & Lomb Incorporated from February 2013 to August 2013 (until its acquisition by Valeant Pharmaceuticals International, Inc. (n/k/a Bausch Health Companies Inc.)). Mr. Bertolini served as Executive Vice President and Chief Financial Officer at Schering-Plough Corp. from November 2003 until November 2009 (until its merger with Merck & Co) with responsibility for tax, accounting, and financial asset management. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice. Mr. Bertolini also serves as a director of Bristol-Meyers Squibb Company. He served as a director of Genzyme Corporation until its merger with Sanofi-Aventis in 2011 and of Actelion until it was acquired by Johnson & Johnson in June 2017. He served as a director of Indorsia, Ltd., a Swiss public company, until May 2020. Mr. Bertolini has been a director since January 2011.

Mr. Bertolini's qualifications to serve as a director include his industry and financial expertise. He has extensive experience in building world-class finance and information technology functions and in leading business development and strategy. He has had responsibility for key financial areas including tax, accounting, and financial asset management, and extensive experience in audit, financial controls, and corporate governance. He has expertise in working with small and large health care companies on initial public offerings, licensing, and other strategic issues. As a result of his extensive background in public accounting and prior experience as a public company Chief Financial Officer, Mr. Bertolini qualifies as an "audit committee financial expert" under SEC guidelines.

Name and Age as of the 2021 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Deborah T. Kochevar, D.V.M., Ph.D. (she/her/hers)	64	Senior Fellow, The Fletcher School of Law and Diplomacy, with a focus on Global One Health and health diplomacy, and Dean Emerita of Cummings School of Veterinary Medicine at Tufts University. From 2018 until 2019, Dr. Kochevar served as Provost and Senior Vice President ad interim and, from 2006 until 2018, as Dean of Cummings School of Veterinary Medicine at Tufts University. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is a past president of the Association of American Veterinary Medical Colleges and American College of Veterinary Clinical Pharmacology. Dr. Kochevar is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar serves as a director at Elanco Inc. In October 2020, she became Project Director for the USAID-funded Strategies to Prevent Spillover (STOP Spillover) global One Health project aimed at enhancing understanding of complex drivers of zoonotic disease caused by viral spillover. Dr. Kochevar has been a director since October 2008.

Dr. Kochevar was selected to the Board in recognition of her distinct perspective as a highly distinguished academic and educator in the life sciences. As a boarded diplomate of the American College of Veterinary Clinical Pharmacology, with a Ph.D. in cell and molecular biology combined with a D.V.M. degree, and with a deep knowledge base of comparative and translational medicine and complex animal models, Dr. Kochevar's training and experience is particularly suited to understanding and providing insights into the veterinary medical, contract research and drug development support activities that we conduct. Dr. Kochevar also provides the Board with current industry and scientific insights through her ongoing involvement in biomedical professional and trade organizations and Global One Health.

Name and Age as of the 2021 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

George Llado, Sr. (he/him/his)	55	Senior Vice President and Chief Information Officer (CIO) of Alexion Pharmaceuticals, Inc. since 2015. As an industry veteran with over 30 years of pharmaceutical business and technology and cyber-security experience, Mr. Llado and his global team at Alexion develop and implement innovative technology and enable data-driven insights across Alexion's R&D, Commercial, Manufacturing Operations and Supply Chain functions. Prior to joining Alexion, Mr. Llado served as Vice President and business line CIO for Merck and Co., where he led the planning and development of IT solutions for the company's Manufacturing Division. Before that, he was Merck's Vice President, IT and business line CIO for the Global Commercial Organization and various corporate G&A functions. He led the large-scale merger integration of Merck and Schering-Plough across the IT and Shared Business Services organizations. He also held several other positions of increasing responsibility at Merck, and previously worked at Citibank, N.A. Mr. Llado serves on the National Center for Women & Information Technology (NCWIT) Board, where he participates on the board's Development Committee and has sponsored key programs such as "Counselors for Computing" that have advanced the organization's membership. He also serves on the Temple Fox Business School IT Advisory Board. Mr. Llado has been a director since October 2020.

Mr. Llado was selected to the Board in recognition of his extensive experience as a senior executive at global companies in the pharmaceutical industry, as well as his technology and cyber-security expertise.

Martin W. Mackay, Ph.D. (he/him/his)	65	Dr. Mackay is co-founder and Chief Executive Officer of Rallybio, a privately held early-stage biotechnology company incorporated in January 2018. From May 2013 to June 2017, Dr. Mackay served as the Global Head of Research & Development at Alexion Pharmaceuticals, Inc. and, from July 2010 to January 2013, Dr. Mackay served as the President of R&D at AstraZeneca PLC, where he led the research and development organization and had overall accountability for delivering new products from its pipeline. Dr. Mackay has served as a director of Novo Nordisk since March 2018. Dr. Mackay has been a director since July 2017.

Dr. Mackay's extensive experience leading research and development organizations at both global pharmaceutical and biotechnology companies provides us with a unique combination of expertise.

Name and Age as of the 2021 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

George E. Massaro (he/him/his)	73	Former Director and Vice Chairman of Huron Consulting Group, Inc., a management consulting company from 2010 to 2020. Mr. Massaro was non-Executive Chairman of the Board of Huron Consulting Group from July 2009 to May 2010, Director and Vice Chairman of Huron Consulting Group since June 2004 (Vice Chairman since March 2005), Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. He was the Managing Partner of Arthur Andersen LLP's New England practice from 1998 to 2002. Mr. Massaro also served as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England from 2003 through 2017. Mr. Massaro has been a director since 2003.

Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. As a former managing partner of a major accounting firm, Mr. Massaro brings a deep knowledge of financial reporting, and auditing and tax matters applicable to a variety of industries. Mr. Massaro also provides business acumen from his numerous senior positions at Huron Consulting, as well as his service on boards of other companies. As a result of his extensive background in public accounting and prior experience at Arthur Andersen, Mr. Massaro qualifies as an "audit committee financial expert" under SEC guidelines.

George M. Milne, Jr., Ph.D. (he/him/his)	77	Venture partner of Radius Ventures LLC since 2003. Dr. Milne retired from Pfizer Inc. in 2002 after a 32-year career encompassing a broad array of management responsibilities, including as Executive Vice President, Pfizer Global Research and Development; President, Worldwide Strategic and Operations Management; President of Central Research with global responsibility for Pfizer's Human and Veterinary Medicine Research and Development; Senior Vice President of Pfizer Inc.; and a member of the Pfizer Management Council. Dr. Milne serves as chairman of the board of Aurinia Pharmaceuticals and the boards of directors of several private companies, including Amylyx Pharmaceuticals, and charitable organizations, including the Mystic Aquarium where he is chairman. In the past five years, he has served on the board of Mettler-Toledo International, Inc. Dr. Milne has been a director since 2002.

With his strong scientific background (including a Ph.D. in Organic Chemistry), his long tenure at Pfizer Inc., his work as a venture partner with Radius Ventures and through his service on multiple life science boards, Dr. Milne has a deep understanding of R&D processes and the services, tools, and technologies used in the life sciences industry, and supplies particular insights into industry drivers as well as the concerns and perspectives of the consumers of our products and services. In addition, he has had exposure to strategic and operational issues relevant to board leadership through his prior roles at Pfizer and on other public and private company boards. Dr. Milne also brings a unique industry perspective from his biomedical venture and leadership activities.

Name and Age as of the 2021 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

C. Richard Reese (he/him/his)	75	Former Chairman and Chief Executive Officer of Iron Mountain Incorporated, a global public information protection and storage company. Mr. Reese originally served as the Chief Executive Officer of Iron Mountain from 1981-2008 and then again from 2011-2012, and served as its Chairman from 1995-2008 and as Executive Chairman between June 2008 and April 2011. Mr. Reese has been a director since 2007.
Mr. Reese is a proven global business leader who, from the time he joined Iron Mountain as its president in 1981 with only $3 million in annual revenue, developed it into a global company with over $3 billion in revenue and more than 100,000 corporate customers. As a member of our Board, Mr. Reese provides us with invaluable guidance and advice, particularly in the areas of strategic execution, customer service, and innovation, drawing upon his extensive experience, entrepreneurial spirit, and proven track record.

Richard F. Wallman (he/him/his)	69	From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). He is also a member of the boards of directors of Roper Technologies, Inc., SmileDirectClub, Inc. and Extended Stay America, Inc., and in the past five years has served as a member of the boards of Convergys Corporation, Boart Longyear Limited, and Wright Medical Group, Inc. Extended Stay America announced in March 2021 that it has agreed to be acquired by certain investors, and after the closing of that transaction Mr. Wallman will not serve as a director of the surviving entity. Mr. Wallman has been a director since January 2011.

Mr. Wallman's leadership experience, including his role as a Chief Financial Officer, and his financial and outside board experience, provide him with an informed understanding of the financial issues and risks that affect us.

Name and Age as of the 2021 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Virginia M. Wilson (she/her/hers)	66	Former Senior Executive Vice President and Chief Financial Officer of TIAA, where she was responsible for leading finance and actuarial functions. Prior to joining TIAA in 2010, Ms. Wilson served as Executive Vice President and Chief Financial Officer of Wyndham Worldwide Corporation, leading Wyndham's finance and technology organizations following its spin-off from Cendant Corporation in 2006. Previously, she served as Cendant's Executive Vice President and Chief Accounting Officer and also served as Senior Vice President and Corporate Controller of both MetLife, Inc. and Transamerica's life insurance division. Ms. Wilson began her career at Deloitte, and is a Certified Public Accountant. She is a former member of the board of directors of Conduent Incorporated. Ms. Wilson has been a director since October 2019.

Ms. Wilson brings to the Board more than 30 years of financial management experience overseeing the accounting, actuarial, tax, and financial planning and reporting functions at large, multinational organizations. In addition, as a result of her background as a Certified Public Accountant and prior service as a public company Chief Financial Officer, Ms. Wilson qualifies as an "audit committee financial expert" under SEC guidelines.

Nominee Qualifications and Attributes

        Our director nominees' primary skills, qualifications and attributes are highlighted in the following matrix. The matrix is intended as a high-level summary and not an exhaustive list of each director's skills or contributions to the Board.

Tenure and Age Distribution

        In addition to the skills, qualifications and attributes noted above, we believe the composition of our director nominees ensures will ensure a balance of deep knowledge of the Company along with fresh perspectives.

 THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Leadership Structure and the Role of the Board of Directors in Risk Oversight

        We are led by Mr. James C. Foster, who has served as our President since 1991, our Chief Executive Officer (CEO) since 1992 and Chairman of the Board since 2000. Our Board of Directors is currently composed of Mr. Foster and eleven independent directors (which will be ten at the Annual Meeting as one of our directors, Stephen D. Chubb, is retiring after many years of service to the Company). One of our independent directors, currently Dr. George M. Milne, serves as our Lead Director. It is our current practice that the positions of Chairman of the Board and CEO be held by the same person. We believe that this leadership structure has been effective for us because it promotes clear accountability, effective decision-making and alignment on corporate strategy. Our Corporate Governance Guidelines require the election, by the independent directors, of a Lead Director. The Lead Director helps to provide independent oversight and is responsible for ensuring that the Board is acting in conformity with good corporate governance practices and in our long-term best interests. Our Lead Director has broad responsibility and authority, including to:

  •
  establish, with the Chairman of the Board, the schedule and agendas for Board and committee meetings, including approving meeting agendas and assuring there is sufficient time for discussion of all agenda items;

  •
  develop agendas for, and preside over, executive sessions of the Board's independent directors;

  •
  assist the Board and the Corporate Governance and Nominating Committee in monitoring and implementing our Corporate Governance Guidelines;

  •
  serve as the principal liaison between the Chairman and the independent directors;

  •
  interview all director candidates and make recommendations to the Corporate Governance and Nominating Committee;

  •
  be available, when appropriate, for consultation and direct communication with shareholders;

  •
  retain outside advisors and consultants who report directly to the Board of Directors on Board level issues; and

  •
  on an annual basis, in consultation with the independent directors, review his responsibility and authority and recommend for approval any modifications or changes to the Board.

        We believe that having a combined Chairman/CEO, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for us. The benefit of a combined Chairman/CEO role is complemented by the benefit of oversight of our operations by experienced independent directors who have appointed a Lead Director and independent committee chairs. This combination has served us well for many years and we have found it to be an efficient and effective leadership model for us. The Board selects our CEO and Chairman in the manner that it determines to be in the best interests of our shareholders. From time to time, and at least annually, the Corporate Governance and Nominating Committee conducts an assessment of this leadership structure.

        The Board oversees our risk oversight process and performs this oversight role using several different levels of review. In connection with its reviews of the operations of our business units and corporate functions, particularly during the annual strategic planning sessions, the Board is informed of the primary risks associated with those units and functions. Principally, the Board satisfies its responsibility through receiving regular reports from each committee chair regarding such committee's consideration and actions, as well as through receiving regular reports directly from officers responsible for oversight of our particular risks, including operational, financial, legal, regulatory, strategic and reputational risks. Such reporting enables the Board to understand our risk identification, management and mitigation strategies. The Company periodically reviews and evaluates its enterprise risk management (ERM) program, subsequently taking steps to further formalize and enhance the ERM program, the effect of which is to enhance the Board's ability to oversee their risk oversight responsibilities.

        Areas of risk oversight that generally remain at the Board level and are not delegated to any Committee include risks related to our operational regulatory matters (such as quality control and humane care), cybersecurity, data privacy and significant business decisions. The Board satisfies this oversight responsibility through regular reports from our officers responsible for each of these risk areas, reports from Board committees and related discussions, as well as through periodic progress reports from officers on our critical ongoing initiatives. The Board also consults periodically with outside financial and other advisors it determines necessary.

        Each of the Board's committees oversees the management of our risks that fall within the committee's areas of responsibility. A description of each committee's risk oversight focus is below. In performing this function, each committee has full access to management, as well as the ability to engage advisors. The chair of the relevant committee reports on key risks to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Audit Committee and Financial Experts

        The Audit Committee met four times in 2020. During 2020, the members of the Audit Committee included Messrs. Bertolini, Chubb, Massaro (Chair) and Ms. Wilson. The Board of Directors has unanimously determined that Messrs. Bertolini, Chubb, and Massaro and Ms. Wilson each qualify as "audit committee financial experts" under SEC rules and NYSE standards for financial literacy and expertise. In addition, the Board has determined that each of the members of the Audit Committee is "independent" under the rules of the NYSE and the SEC. The Audit Committee is responsible for the engagement of our independent registered public accounting firm; selecting the lead engagement partner at our independent registered public accounting firm; reviewing the plans and results of the audit engagement with our independent registered public accounting firm; approving services performed by, and the independence of, our independent registered public accounting firm; considering the range of audit and non-audit fees; discussing with our independent registered public accounting firm the adequacy of our internal control over financial reporting; and reviewing annual and quarterly financial statements and earnings releases. The Audit Committee is also responsible for administering our Related Persons Transaction Policy. A copy of the Audit Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        As part of its charter and as required by the NYSE, the Audit Committee discusses our policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps that have been taken to monitor and control these exposures. The Audit Committee assumes primary oversight responsibility for our risk management framework as it applies to our financial reporting and disclosures, system of internal controls, and operations, including the identification of the primary risks to our business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions through participation and monitoring of the development of the annual external and internal audit plans. The Audit Committee is primarily responsible for oversight of our risks relating to accounting matters, financial reporting (including tax, legal and related regulatory compliance), financial policies and cash management. The head of our Internal Audit department, who functionally reports to the Audit Committee, assists us in identifying and evaluating risk management controls and methodologies to address identified risks. At each of its regularly scheduled meetings, the Audit Committee meets in executive session with representatives from our independent registered public accounting firm. The Audit Committee also has direct interaction with our Chief Financial Officer, Chief Accounting Officer, General Counsel and other members of management. In addition to the items mentioned above, the

Audit Committee also receives regular reports, including quarterly reports from the Company's management Disclosure Committee, regarding issues such as the status of material litigation, allegations of accounting and auditing concerns or fraud and related person transactions.

Compensation Committee

        The Compensation Committee met five times during 2020 and was composed of the following members: Dr. Kochevar and Messrs. Reese (Chair), Wallman and, beginning October 16, 2020, Llado. Our Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE and the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for us in light of all relevant circumstances, and that provide incentives that further our long-term strategic plan and are consistent with our culture and the overall goal of enhancing shareholder value. The Compensation Committee reviews compensation structure, policies and programs to ensure (1) that legal and fiduciary responsibilities of the Board of Directors are carried out and (2) that such structure, policies, and programs contribute to our success. In addition, the Compensation Committee reviews, approves and makes recommendations on our compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines and approves the compensation of the CEO, reviews the CEO's recommendations on compensation for all of our executive officers and approves such compensation when determined. The Compensation Committee also factors each executive officer's performance evaluation into decisions impacting that officer's compensation. As discussed below under "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process", other than Mr. Foster and Ms. Victoria Creamer (she/her/hers), Corporate Executive Vice President and Chief People Officer, none of our executive officers plays a significant, ongoing role in assisting the Compensation Committee in setting executive compensation. The Compensation Committee also administers our equity incentive plans other than with respect to grants to our non-employee directors. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Compensation Committee is responsible for oversight of risks relating to compensation policies and our general compensation and benefits programs. The Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. To assist it in satisfying these oversight responsibilities, from time to time the Compensation Committee has retained an independent compensation consultant, and meets both regularly and periodically as needed with management to understand the financial, human resources, and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Compensation Committee Chair also interacts regularly with management and the Committee's outside consultants. In addition, at the direction of the Compensation Committee, the Human Resources, Legal and Internal Audit functions annually conduct a review of our overall compensation programs.

        The Compensation Committee engaged Pay Governance, LLC (Pay Governance) as its independent compensation consultant to advise the Compensation Committee on matters related to 2020 executive compensation. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our senior executives, compensation program design and market practices generally, guidance on how to appropriately compensate officers, regularly attending Compensation Committee meetings and other topics as the Compensation Committee deems appropriate. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee. With respect to fiscal year 2020 compensation determinations, Pay Governance specifically assisted in the following: (1) evaluating and recommending adjustments to our peer groups; (2) benchmarking and analyzing executive compensation levels and recommending pay strategies (but not necessarily specific pay levels) for 2020, including providing executive compensation insights and market trends related to the impact of COVID-19; (3) performing initial and ongoing calculations related to the Performance Share Unit grants to our corporate officers, including tracking and reviewing calculations of Total Shareholder Return relative to peers; (4) assisting with the calculations of compensation information to be included in our Proxy Statement, including the calculations and analysis related to the valuation of our PSUs and the tables in the section of this Proxy Statement entitled "Potential Payments upon Termination or Change in Control"; (5) providing analyses related to the Company's long-term incentive structure; and (6) providing advice with respect to the Committee's analysis of director compensation, including competitive market data. For more information on the input Pay Governance provided to our fiscal year 2020 compensation determinations, please see "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process" on pages 49-50 of this Proxy Statement.

        Except as described above, in 2020 we did not receive any other services from Pay Governance, nor have we utilized the services of any other compensation consultant in matters affecting senior executive or director compensation. Any significant Pay Governance fees outside of the normal scope of work are approved for payment by the Compensation Committee chair.

        Pay Governance provided the Compensation Committee with a letter addressing the independence factors under NYSE listing rules, and in compliance with SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, the Committee took that information into account in concluding that there was no conflict of interest. Based upon this and other relevant factors, the Compensation Committee has assessed the independence of Pay Governance and concluded that Pay Governance's work for the Compensation Committee does not raise any conflict of interest.

Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee met three times during 2020. The members of the committee included Drs. Kochevar (Chair), Mackay and Milne and Ms. Wilson. Dr. Andrews and Mr. Llado joined the Corporate Governance and Nominating Committee on February 28, 2020 and October 16, 2020, respectively. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is "independent" under the rules of the NYSE. The Corporate Governance and Nominating Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, committee participation and size of the Board, changes in the organization and procedures of the Board, the processes used by the Board in its self-assessment and compensation (including equity compensation) of non-employee directors. The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and director education, and considers and selects director nominees, including those submitted by shareholders in accordance with the Bylaws. The Corporate Governance and Nominating Committee also recommends directors for appointment to committees of the Board. Typically, committee rotations are determined in February, made effective immediately following the annual meeting of shareholders and are reevaluated on a yearly basis. The Corporate Governance and Nominating Committee oversees our Corporate Governance Guidelines and Code. A copy of the Corporate Governance and Nominating Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        Annually the Corporate Governance and Nominating Committee conducts a multi-part evaluation process coordinated by the chair of this Committee and Lead Director, most recently consisting of: (1) full Board evaluation, (2) evaluations of each committee, (3) director self-assessments, and (4) peer-to-peer director evaluations. The purpose of this process is to determine whether the Board and the committees are functioning effectively. The Board and committee evaluations are conducted by a combination of written questionnaires and one-on-one interviews conducted by the chair of the

Committee and/or the Lead Director. The performance criteria for each committee is based on the responsibilities of the committee as set forth in its respective charter. The performance assessment also addresses factors such as each director's meeting attendance, core competencies, independence, and level of commitment. Upon completion of this evaluation process, the Committee reports its conclusions to the full Board. On a regular basis, the Corporate Governance and Nominating Committee reviews the evaluation process to determine if changes or enhancements should be made. Following the most recent evaluation process, the Board identified important areas of focus during the upcoming year.

        The Corporate Governance and Nominating Committee is responsible for oversight of risks relating to Board succession planning, ethics practices, matters addressed in our Corporate Governance Guidelines, and other corporate governance issues, particularly to the extent that any of these could affect our operations and strategic decisions. To satisfy these oversight responsibilities, the Committee receives assistance and reports from our senior management from time to time.

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for directors. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected. For the purposes of succession planning, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, executive officers, professional search firms, shareholders or other persons. Mr. Llado came to the attention of the Corporate Governance and Nominating Committee through one of our current non-employee Board members. All candidates complete a nominee questionnaire that solicits information regarding the nominee's background, board experience, industry experience, independence, financial expertise and other relevant information, and are interviewed by at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Committee and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers any director candidates recommended by shareholders as well as properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. Such nominations must be in accordance with our Bylaws. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties. The Corporate Governance and Nominating Committee evaluates all candidates based on the minimum qualifications described below under "—Board Nomination Process" as well as the criteria set forth in our Corporate Governance Guidelines. In evaluating nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best oversee our success and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. Whether the nominee is recommended by a shareholder or the Board, there is no difference in the manner in which the Committee evaluates nominees.

Strategic Planning and Capital Allocation Committee

        The Strategic Planning and Capital Allocation Committee met three times during 2020 and was composed of the following members: Messrs. Bertolini (Chair), Foster, Reese and Wallman. The Strategic Planning and Capital Allocation Committee is responsible for reviewing our capital structure, financial strategies, major acquisitions and investment policies to support prudent and effective capital allocation. The Strategic Planning and Capital Allocation Committee is responsible for oversight of risks relating to material financial decisions, credit policies and ratings, investment strategies and our debt and equity structure. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from outside consultants and advisors, and receives assistance and reports from our senior management from time to time.

Science and Technology Committee

        The Science and Technology Committee met two times during 2020 and was composed of the following members: Drs. Kochevar, Mackay (Chair) and Milne, Mr. Chubb and, beginning February 28, 2020, Dr. Andrews. The Science and Technology Committee is responsible for identifying and discussing significant emerging trends and issues in science and technology. The Science and Technology Committee is responsible for periodically reviewing and advising the Board on our strategic direction, and on investment in research and development and in technology. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from consultants and has access to members of management.

Finance Committee

        The Finance Committee met one time in 2020 and was composed of the following members: Dr. Milne and Mr. Wallman (Chair). The Finance Committee regularly engages with, advises and directs management on matters within the scope of its responsibilities. The Finance Committee is responsible for providing ongoing, broad-based guidance and input to management regarding opportunities to enhance finance systems and practices and to promote heightened levels of financial performance and efficiency. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from consultants and has access to members of management.

Executive Committee

        While it is our general policy that all major decisions be considered by the Board as a whole, the Board has delegated authority to an Executive Committee to act on its behalf only in circumstances in which it is not feasible to convene the full Board or when authority has been specifically delegated to the Executive Committee by the full Board. In 2020, the Executive Committee, which consists of Messrs. Bertolini, Foster (Chair), Massaro and Reese and Dr. Milne, was not required to meet.

Board Nomination Process

        The Corporate Governance and Nominating Committee adopted criteria regarding the qualifications required for Board nominees, which can be found in our Corporate Governance Guidelines. These criteria are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs and an ability to work well together. The primary consideration in the selection and retention of directors is their respective ability to fairly represent the interests of our stakeholders. Diversity in business background, gender, race/ethnicity, area of expertise, skills, educational background, nationality, industry, geography, and age are also considered, as well as other factors that can provide the Board with a range of informative viewpoints and perspectives. The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from us and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a collaborative group; and the candidate's understanding of the Board's governance role. In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best oversee the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of backgrounds and experiences in various areas. In determining whether to recommend a director for reelection, the director's past attendance at meetings and participation in and contributions to the activities of the Board is also taken into consideration.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Pursuant to our Bylaws, nominations for directors at the Annual Meeting of Shareholders must be received not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's meeting. For information about submitting shareholder proposals, including director nomination proposals, please see the section of this Proxy Statement entitled "Shareholder Proposals for 2022 Annual Meeting".

Meeting Attendance

        All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All members of the Board serving at that time attended the 2020 Annual Meeting of Shareholders. During 2020, there were five meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2020.

Other Board Service

        Our Corporate Governance Guidelines provide that directors generally may not serve on more than five boards of directors of other publicly traded companies (in addition to our Board or the board of directors of a director's employer). Members of the Audit Committee generally may not serve on more than three publicly traded company audit committees simultaneously (including that of our company). In addition, service on boards and/or committees of other organizations must be consistent with our conflict of interest policies.

Contacting the Board of Directors

        In order to provide shareholders and other interested parties with a direct and open line of communication to the Board, we adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the lead director, any other directors or the independent members of the Board as a group through our Lead Director, Dr. Milne, by writing to the Lead Director, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential, if requested, and relevant information will be forwarded by the Corporate Secretary to the Lead Director or to other directors if the communication is so directed. Items that are unrelated to a director's duties and responsibilities as a board member may be excluded by the Corporate Secretary, including solicitations and advertisements, junk mail, product related communications, job referral materials such as resumes, surveys and material that is determined to be illegal or otherwise inappropriate. Any communication so excluded will be made available to any independent director upon request.

 2020 DIRECTOR COMPENSATION

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. Linking a portion of their compensation to stock aligns the interests of directors with the interests of shareholders. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, as well as the skill levels required by us of members of the Board.

        The following table sets forth all of the compensation awarded to, earned by, or paid to our directors for the year ended December 26, 2020. Please note that Mr. Foster receives no compensation for his role as director, and the entirety of his compensation is reported in the Summary Compensation Table located on pages 62-63 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
George M. Milne, Jr.	105,000	121,702	121,745	—	348,447
Nancy C. Andrews	55,000	142,075	142,046	—	339,121
Robert Bertolini	85,000	121,702	121,745	—	328,447
George E. Massaro	85,000	121,702	121,745	—	328,447
C. Richard Reese	80,000	121,702	121,745	—	323,447
Deborah T. Kochevar	75,000	121,702	121,745	—	318,447
Martin Mackay	75,000	121,702	121,745	—	318,447
Richard F. Wallman	75,000	121,702	121,745	—	318,447
Virginia M. Wilson	67,708	121,702	121,745	—	311,155
Stephen D. Chubb	65,000	121,702	121,745	—	308,447
George Llado, Sr.	12,500	71,010	71,055	—	154,565
Jean-Paul Mangeolle(5)	16,250	—	—	—	16,250

(1)
Reflects the aggregate dollar amount of all fees earned for services as a director, including annual retainer fees, committee, and/or committee chair fees. A description of the applicable fees can be found in the narrative below this table. For the following directors, each elected to receive all of their cash retainers in the form of an equivalent value of restricted stock units (RSUs) instead of cash: Dr. Milne, Mr. Bertolini, Dr. Mackay, Mr. Reese, Mr. Wallman, and Mr. Llado.

(2)
Amounts reflect the grant date fair value of the RSUs granted to directors in fiscal year 2020 as part of their annual equity grant in May 2020, with the exception of Dr. Andrews (who joined the Board in February 2020 and received her pro-rated equity grant in March 2020), and Mr. Llado (who joined the Board in October 2020 and received his pro-rated equity grant in November 2020), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. See Item 8 "Financial Statements and Supplementary Data—Note 13 to our Consolidated Financial Statements" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2020 for a discussion of the assumptions used by us in the Black-Scholes valuation model. As of December 26, 2020, each then current director held the aggregate number of unvested RSUs as follows: Dr. Andrews—865, Mr. Bertolini—1,259, Mr. Chubb—741, Dr. Kochevar—741, Mr. Llado—423, Dr. Mackay—1,198, Mr. Massaro—741, Dr. Milne—1,380, Mr. Reese—1,228, Mr. Wallman—1,198, and Ms. Wilson—741.

(3)
Amount reflects the grant date fair value of directors' stock options granted in fiscal year 2020 as part of their annual equity grant in May 2020, with the exception of Dr. Andrews (who joined the Board in February 2020 and received her pro-rated equity grant in March 2020), and Mr. Llado

  (who joined the Board in October 2020 and received his pro-rated equity grant in November 2020), computed in accordance with FASB ASC Topic 718, and calculated using the Black-Scholes valuation model utilizing our assumptions. See Note 13 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-based Compensation" in our Annual Report on Form 10-K for the fiscal year ended December 26, 2020 for a discussion of the assumptions used by us in the Black-Scholes valuation model. As of December 26, 2020, each current director held the aggregate number of option awards as follows: Dr. Andrews—3,112, Mr. Bertolini—2,539, Mr. Chubb—6,069, Dr. Kochevar—2,539, Mr. Llado—991, Dr. Mackay—2,539, Mr. Massaro—2,539, Dr. Milne—6,069, Mr. Reese—2,539, Mr. Wallman—2,539, and Ms. Wilson—2,539.

(4)
None of our directors received perquisites or other personal benefits equal to or exceeding $10,000 in the aggregate.

(5)
The term of Mr. Mangeolle as director ended on May 6, 2020.

        We pay each non-employee director an annual base cash fee of $60,000 for service as our director. Members of the Audit Committee are paid an additional annual cash fee of $5,000 in recognition of the additional meetings the Audit Committee holds. Additional cash fees are paid to the Lead Director ($45,000, unless also serving as the Chair of the Corporate Governance and Nominating Committee, in which case the amount is $30,000), Chair of the Audit Committee ($25,000), Chair of the Compensation Committee ($20,000), Chair of the Corporate Governance and Nominating Committee ($15,000), Chair of the Finance Committee ($15,000), Chair of the Science and Technology Committee ($15,000), and Chair of the Strategic Planning and Capital Allocation Committee ($20,000) for their added responsibilities. No additional fees are paid for attending meetings of the Board or any committee of the Board. We reimburse expenses incurred by directors in attending meetings of the Board of Directors and of its respective committees.

        The Board believes there is a greater opportunity for alignment of the Board's compensation structure with the interests of the Company's shareholders in creating sustained, long-term value by affording the Company's independent directors the opportunity to receive all or a significant percentage of their compensation in the form of RSUs, with the ability to defer receipt of those RSUs for an extended period of time. Accordingly, (1) directors are permitted to elect in advance to receive their annual cash fees in the form of equivalent value RSUs; and (2) we have established the Charles River Laboratories International, Inc. Non-Employee Directors Deferral Plan (Board DC Plan), which allows directors, if they so choose, to defer receipt of all or a portion of their RSUs for up to a period of five years.

        Our non-employee director equity compensation policy for each unaffiliated non-employee director is (1) equity having an intended value of approximately $243,500 on the first day of the month following his or her initial election or appointment to the Board; provided, however, that the value of the equity award will be paid pro rata based on the number of months that have elapsed during the Board term, and (2) equity having an intended value of approximately $243,500 on an annual basis following our annual meeting of shareholders. In fiscal 2020, equity grants were issued half in restricted stock or RSUs and half in the form of stock options (utilizing Black-Scholes pricing models).

        Under our shareholder-approved Amended and Restated 2018 Incentive Plan, in a single year, no non-employee director may receive equity awards with a grant date fair value that, when combined with any cash or other compensation granted in the same year, exceeds an aggregate amount of $800,000 (excluding the aggregate grant date fair value of any initial award made to such non-employee director upon his or her initial election or appointment to the Board, which will not exceed $600,000).

  Director Stock Ownership Requirement

        In order to further align the interests of directors and shareholders, the Board of Directors has mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in the Corporate Governance Guidelines, we require that each director own a minimum number of shares of vested Company stock with a value equivalent to five times the annual cash retainer that such director is eligible to receive during his or her then current term as a member of the Board. Newly elected directors have five (5) years from election to comply with the new requirement, and in the interim the prior requirement is applicable. Board members who are subject to third party restrictions on their stock holdings (e.g., certain academic institutions) shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. As of the date of this Proxy Statement, all of our directors who have served at least three years are in compliance with the prior holding requirement.

OUR COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRINCIPLES

        We continue to increase our commitment to environmental, social and governance (ESG) principles. As a company, we recognize that the way in which we do business influences the results we seek to achieve. Accordingly, we strive to promote and support business practices that are environmentally sustainable, socially conscious and aligned with strong corporate governance practices.

Environmental Sustainability

        Our dedication to Environmental, Health, Safety, and Sustainability (EHS&S) is an integral part of our commitment to improve lives as good corporate citizens. Our vision is to embed working safely and sustainably into everything we do and every decision we make. This vision is reflected in our recently issued Global Policy on Safety & Sustainability, which also emphasizes our commitment to compliance with applicable EHS&S regulations globally. In 2019, we developed our EHS&S Path Forward Strategic Plan to provide a roadmap for improving our EHS&S programs and performance and help us advance our vision of working safely and sustainably to achieve world-class EHS&S performance. The EHS&S Path Forward Strategic Plan consists of eight strategic priorities, as well as two cornerstones so that Charles River can embrace this overarching vision. The two cornerstones of our plan are (1) integrating our EHS&S strategy into our broader business strategy and (2) integrating the vision of working safely and sustainably into our culture. EHS&S programs and initiatives are tied to our EHS&S Path Forward Strategic Plan with the aim of moving toward world-class EHS&S performance.

        Governance.    We understand that EHS&S must be actively reviewed, managed, and integrated into our businesses so that we may move towards achieving world-class EHS&S performance. The mission of the Global EHS&S Group is to provide leadership, guidance, technical expertise, and oversight while facilitating the integration of EHS&S into our business processes by aligning EHS&S initiatives to business goals and continually monitoring and evaluating our EHS&S performance.

        Team EHS&S.    We utilize a collaborative management approach where the Global EHS&S Group solicits feedback and suggestions from our site based EHS&S leaders. In order to promote this collaborative management approach, we have developed several forums to promote communications and feedback loops, and to share tools, resources, and best practices to help our Team EHS&S advance our EHS&S efforts and grow and advance in their careers.

        Responsible Supply Chain Management.    Our internal organization and EHS&S performance are closely linked to our supply chain. We are dedicated to sustainable and responsible supply chain management, as well as supplier diversity. We consider our suppliers, contractors, consultants, and agents as a part of the Charles River team and we rely on them to help us accomplish both our business and EHS&S objectives.

        Leverage Technology.    We believe that optimizing processes and leveraging technology is a key component to operating more efficiently. We currently use the resource tracking software to manage our energy and greenhouse gas (GHG) emissions data and are working to obtaining more robust site waste and water data via this tool to help determine our environmental footprint. We are in the process of implementing an EHS&S Management Information System software solution that will allow us to more efficiently manage our Incidents, Permits and Licenses, Audits and Inspections, and Occupational Health.

        Metrics.    We focus on select key performance indicators (KPIs) to track, measure, and manage our progress toward our vision of working safely and sustainably, to achieve world-class EHS&S performance. As part of integrating working safely and sustainably into how we do business, EHS&S performance is included in our quarterly business reviews. We are also driving performance improvement through leading indicators such as sustainable design and implementation of our EHS&S Management System.

        Performance Assurance.    Charles River has two focus areas for EHS&S performance assurance: (1) developing a global framework for managing EHS&S consistently that includes Global EHS&S Business Guidelines and (2) developing an EHS&S assessment program that assesses our facilities' EHS&S programs against this framework and applicable regulatory standards. Our new EHS&S Guidelines are in the process of being developed by a team of 23 site based EHS&S professionals. The cornerstone of the EHS&S Guidelines is our internal Charles River EHS&S Management System, which emphasize both management and employee engagement in and ownership of the EHS&S program.

        Communications.    Communication is key to developing culture and interacting with our internal and external stakeholders. Starting in 2019, Charles River has featured EHS&S success stories and discussed our EHS&S Path Forward Strategic Plan with our employees through Town Hall Meetings, the iConnect Company intranet site, Company newsletter, and semi-annual Team EHS&S Newsletter. We will continue to update our external stakeholders on our EHS&S efforts through our Corporate Citizenship Reports, as well as periodic updates on the Charles River Corporate Citizenship section of our corporate website. The information on our website, including the reports, are not incorporated by reference.

        Sustainable Design.    We believe that designing something "right the first time" is crucial. We are working to include the concepts of Sustainable Design—energy efficiency, water conservation, waste minimization, inherent safety, and well buildings—into our capital project design and review process. Further, effective January 1, 2020, Charles River established a $5 million per year Sustainability Capital Fund to fund sustainable capital projects including new construction, facility retrofits, and the procurement of more sustainable equipment including HVAC and Boilers. This Fund is intended to support sustainability capital projects annually from now through year-end 2030.

        Environmental sustainability at the Company is built upon a philosophy of enhancing the quality of human health, while minimizing our impact on the environment. Our focus on the environment begins with a review of our direct and indirect operations and their environmental impact, including reducing our global carbon footprint, increasing our utilization of renewable energy, implementing water conservation efforts and minimizing the amount of waste we dispose to landfills. We have implemented numerous measures to conserve energy and reduce GHG emissions, including improving the energy efficiency at our facilities and instituting a renewable energy procurement strategy, with the goal of reducing GHG emissions from our facilities by 50% by 2030, which is in line with the Paris Climate Agreement and the United Nations Sustainable Development Goals.

Human Capital Management

        Our people are at the heart of who we are and the driving force in our collective purpose to create healthier lives. And, it is our culture at Charles River that differentiates us. We work to create an environment that will give each employee the ability to deliver on business commitments, while having purpose, being energized and continuously learning, and focusing on quality outcomes. We intend for this environment to be built on trust, inclusion, accountability, respect, and well-being. In order to continue to grow and support this culture, we focus on providing employees with:

  •
  clear purpose, values, beliefs, and behaviors that are role-modeled by leaders and illustrated with examples of how we live these values with one another and in our communities;

  •
  great co-workers, joining us through a contemporary approach to attract, recruit, and onboard new talent;

  •
  opportunities and programs that build skills and experience, supporting an agile and competitive workforce through continuous learning;

  •
  competitive programs that support and reward performance and well-being; and

  •
  tools and approaches that provide a more engaging employee journey.

        Our people priorities are grounded in our values and focused on providing employees a rewarding experience from day one at Charles River. We seek to engage, hire, and retain top talent by developing, appreciating, and empowering our people. We offer training and development opportunities to our employees so they can build a successful career with us and grow with our business. We value diversity in our people and strive to support work-life integration and competitive compensation and benefits. Most importantly, the safety and well-being of our people is our number one priority. Ultimately, our people priorities and actions will result in better equipping our people with more ways to connect their work to our purpose and encourage a sense of belonging.

        Charles River cultivates an environment that makes work-life integration a priority. We are building out a global wellness strategy that promotes a unified vision on health and wellness, including a focus on emotional/mental health as a critical component of well-being. For example, in 2020, Charles River issued a multi-part "Balance Series" for our employees with videos and content focused around five pillars of well-being—physical, emotional, community, financial, and social—to demonstrate the importance of self-care and our commitment to balance and well-being in the workplace. In 2019, 2,611 employees (representing approximately 15% of our global workforce at the end of 2019) participated in our Company's Global Challenge wellness program, taking part in a 100-day, friendly step-competition alongside their colleagues.

COVID-19

        2020 was a unique and unprecedented year for the world and for the Company due to the impact of the COVID-19 pandemic. Our primary focus was to maintain the health and safety of our employees while ensuring business continuity of our operations and to meet the needs of our clients, which required increased support and collaboration across all business segments and functions. In response to the changing business dynamics, particularly during the first half of 2020, we implemented a number of measures that focused on maintaining the health and safety of our employees and the continuity of our operations; ensuring our ability to support our clients' research programs; and sustaining our financial position. These measures included:

  •
  Establishing a global crisis management team, which includes a team of internal and external experts who have been closely monitoring COVID-19 and its impact on employee safety and our business operations.

  •
  Implementing comprehensive business continuity for each site globally, and continuously updating them to address the evolving COVID-19 situation. Our business continuity plans enabled the Company to provide products and services to clients from their local or preferred site, or if needed, utilize an alternate location when possible. Procurement has played a pivotal role in business continuity, as we proactively engaged with our suppliers to limit the potential disruption to our supply chain.

  •
  Prioritizing health and safety of our employees by providing ongoing support, flexibility to work from home when possible, and establishing enhanced safety protocols for those essential employees required to work from our sites. We ensured that our safety protocols adhered to the guidance from government, health, and other regulatory agencies.

  •
  Establishing a dedicated page on our corporate website, as well as an internal resource for our employees, to provide timely and important information to internal stakeholders and to clients.

  •
  Providing additional paid time off for all employees for COVID-related situations, aligning with local requirements at a minimum.

  •
  Enhancing our well-being offerings for employees.

        While, as a precautionary measure, we implemented temporary cost reduction initiatives during 2020 to reduce compensation expense and discretionary spending, the short duration of these initiatives did not result in a material impact to our employee compensation expense. These initiatives were primarily aimed at preservation of jobs and ensuring our ability to continue to support our clients' research programs, and included a three month delay in compensation merit increases and a three month suspension of our US 401(k) contribution match. As a result of these initiatives, we successfully avoided any significant COVID-related workforce reductions and furloughs.

Diversity, Equality & Inclusion

        We are also committed to cultivating a welcoming and inclusive environment. Operating in over 100 facilities and in over 20 countries worldwide, we believe in treating our employees and prospective talent with dignity, decency, and respect. We recognize that employee diversity contributes to a more innovative workforce and see diversity and inclusivity as a strength for our business. Our commitment to equality spans across all employment-related decisions, from hiring and promotions, to transfers and compensation and career development programs. Our goal is to continue to build a talented workforce reflective of the global communities in which we live and work, and for our people to feel that they are valued members of our Company.

        Charles River stands against racism, inequality, discrimination, and harassment of any kind. It is our innate responsibility to actively support each other through listening, empathy, respect, and compassion. Our affirmative action and equal employment opportunity (EEO) policy, commitment to equality, and hiring and retention practices support our diversity, equality, and inclusion objectives on a company-wide scale.

        Our Company is committed to equality through our diversity strategy, which is comprised of five pillars:

  •
  Increase Representation

  •
  Build Awareness and Understanding

  •
  Strengthen Belonging

  •
  Commitment to Community

  •
  Ensure Equity

Our goals across these five pillars are global, and we aim to sufficiently communicate these messages both internally and externally, and to engage regularly with organizations that serve underrepresented populations. Furthermore, a designated Human Resources (HR) Compliance Specialist within the global HR team monitors the implementation of our U.S. Affirmative Action Program. The program outlines specific steps we take to enact affirmative action, as well as messages around EEO, and as part of our internal job postings.

        We believe that we have taken positive steps to promote a sense of belonging for our employees in the workplace by building a Diversity, Equality & Inclusion team and council; expanding diverse representation at our Board level; centralizing diversity and inclusion resources for our employees; facilitating senior leadership training on cultural differences, anti-harassment and anti-discrimination, unconscious bias, and micro-inequities; and rolling out a Diverse Interview Panel initiative. We look forward to continuing to make additional progress, including expanding education, allyship, and integrating diversity and inclusion into our client, supplier, and business strategies. We are also looking forward to leveraging better practices as a new member of the CEO Action for Diversity & Inclusion.

        As of December 26, 2020, women made up approximately 59% of our global workforce, 58% of our U.S. workforce and 33% of our global leadership positions, defined as positions carrying the title of Vice President or higher. From our U.S. workforce, 25% self-identified as racial and ethnic minorities.

Community Involvement

        We promote health and well-being in our communities through our volunteer time off (VTO) programs and in disease education and awareness. Additionally, we strive to facilitate an inclusive and quality education for our future generations of scientists. We have plans to build digital resources in science, technology, engineering, and math (STEM) education and further partner with local schools to connect today's youth to career possibilities in STEM. We look forward to working on new initiatives to enhance our STEM education progress, such as virtual science fairs and STEM education mentoring.

        Our annual events and key signature programs invite our people to be the difference within our communities of business. These programs are coordinated through the Community Involvement Global Team and in partnership with a network of more than 100 Community Ambassadors, who plan site and community outreach events and who have local budgets to support these initiatives. Charles River more than doubled its philanthropic giving in 2020 compared to the prior year, with a hyperlocal focus on supporting the communities where we live and work. In direct response to the COVID-19 pandemic, we donated $2 million to more than 300 local community organizations worldwide. This giving includes company matches to our employee charitable match program, by which an employee can apply for Charles River to match his/her qualifying donation 1:1, up to $500 per calendar year.

        We host a Global Day of Service and a One Day volunteer program to provide our employees with opportunities to engage in our communities on a local and global scale. In 2020, we expanded our volunteer time off (VTO) programs to include "Acts of Caregiving," enabling our people to utilize their VTO to address the caregiving needs of another, such as supporting their children in remote or hybrid learning education models, or shopping for groceries and providing care for a neighbor in need. In 2020, employees contributed more than 9,500 hours of service through our VTO programs, including the expanded "Acts of Caregiving."

        We recognize that extraordinary times call for an extraordinary response. In the wake of the COVID-19 global health pandemic, we donated within our local communities of business through our Global Giving initiative. The donation, from more than 80 of our sites in 17 countries, supported over 300 organizations dedicated to food insecurity (food banks and pantries), equality (focus on racial equality, LGBTQ+ rights, or support to individuals with disabilities), first responders (EMTs and hospitals), and more (STEM education, youth and family services, homeless shelters, hospice, mental health, and elder care).

Corporate Governance

        We are committed to operating our business with integrity and accountability. We aim to meet or exceed all of the corporate governance standards established by the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). Each member of our Board of Directors (Board), other than Mr. Foster who is also our Chief Executive Officer, is independent and has no significant financial, business or personal ties to us or management, and all of our required Board committees are composed of independent directors. Mr. Chubb, who is a current director but is not a director nominee, was independent during the current 2020-2021 director term. Our Board adheres to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which have been communicated to employees and posted on our website. We are diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely and accurate. We have a Related Person Transactions Policy in order to promote the timely identification of transactions with related persons (as defined by the SEC) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board of Directors) of alleged accounting and auditing concerns or violations, including fraud. Our internal Disclosure Committee meets regularly and operates pursuant to formal disclosure procedures and guidelines to help ensure that our public disclosures, including our periodic reports filed with the SEC, earnings releases and other written information that we disclose to the investment community, are complete, accurate and timely. We will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations. Copies of our Corporate Governance Guidelines and our Related Person Transactions Policy are available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

  Code of Business Conduct and Ethics

        All of our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board, are required to abide by our global Code of Business Conduct and Ethics (Code). Our Code outlines the laws and policies that apply to our business, as well as an individual's responsibilities for maintaining a positive and ethical work environment and our resources for issues involving legal compliance or ethical business conduct. The Code is the foundation of our comprehensive Legal Compliance program, a global function that helps promote compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and an abiding belief in the importance of the integrity of our employees. Our Code, together with related policies and procedures, covers areas of legal and professional conduct, including employment policies, conflicts of interest, intellectual property, data privacy and the protection of confidential information, as well as adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe to be an actual or apparent violation of the Code. Consistent with the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of our Code is available on our website at www.criver.com, under the "Investors—Corporate Governance" caption. We will disclose any future material amendments to the Code and any waivers granted to any director or officer within the period required following the date of such amendment or waiver on our website.

  Director Qualification Standards; Director Independence

        Our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. In accordance with these Standards, we must determine that the director has no material relationship with us other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with us, and restrict commercial relationships of all directors with us. Directors may not be given personal loans or extensions of credit by us, and all directors are required to deal at arm's length with us and our subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The full text of our Standards is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption, within our Corporate Governance Guidelines.

        The Board has determined that ten of the eleven directors standing for reelection or election to the Board are independent under these Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as our Chief Executive Officer. As a result, Mr. Foster only serves on the Strategic Planning and Capital Allocation Committee and the Executive Committee.

        In the course of the Board's determination of the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated:

  •
  for each of our non-employee directors, the annual amount of sales to and/or purchases from any organization of which he or she serves as an executive officer; and

  •
  for Dr. Kochevar, the annual amount of sales (net of any charitable contributions made by us) to and/or purchases from the academic institution of which she served as Provost and Senior Vice President ad interim. In 2020, this included approximately $51,000 in payments the Company made to Tufts University pursuant to a longstanding royalty arrangement established in 1996 that predates Dr. Kochevar's relationship with either Tufts or the Company, and approximately $188,000 in arms-length sales from the Company to Tufts University in the following general categories: research models (approximately $145,000), research model services ($36,000), and other services ($7,000).

        In all such evaluations, we determined that the applicable amounts were below the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross annual revenue of each of those organizations.

        In addition, with respect to all of our non-employee directors, the Board considered the amount of our discretionary charitable contributions to organizations of which he or she serves as an officer, director or trustee, and determined that our contributions constituted less than the greater of (1) $1 million or (2) two percent (2%) of such organization's total annual gross revenue in each of the organization's last three completed fiscal years.

        In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from our records and responses to questionnaires completed by the directors in connection with the preparation of this Proxy Statement. For information about the entities our non-employee directors serve or have served as either (1) an executive officer or (2) an officer, director or trustee of a charitable institution (other than any such charitable institution with which the Company has no transactions, relationships, or arrangements), you are directed to their biographies adjacent to their pictures above in this Proxy Statement.

        The independent members of the Board typically meet in executive session following each regularly scheduled meeting of the full Board and, as they determine necessary, following meetings of our Board committees. Our Lead Director, Dr. Milne, leads executive sessions of the Board.

 BENEFICIAL OWNERSHIP OF SECURITIES

Name of Beneficial Owner	Number of Shares Beneficially Owned as of March 15, 2021		Percentage of Shares Outstanding
5% Shareholders
BlackRock, Inc.	5,369,613	(1)	10.7%
The Vanguard Group, Inc.	5,027,904	(2)	10.0%
Named Executive Officers
James C. Foster	249,346	(3)	* %
David R. Smith	19,434	(4)	*
William D. Barbo	22,934	(5)
Birgit Girshick	44,324	(6)	*
Joseph W. LaPlume	14,110	(7)	*
Outside Directors
Nancy C. Andrews	3,977	(8)
Robert Bertolini	31,673	(9)	*
Stephen D. Chubb	43,068	(10)	*
Deborah T. Kochevar	9,267	(11)	*
George Llado, Sr.	0	(12)
Martin W. Mackay	11,564	(13)	*
George E. Massaro	11,280	(14)	*
George M. Milne, Jr.	31,956	(15)	*
C. Richard Reese	65,428	(16)	*
Richard F. Wallman	40,304	(17)	*
Virginia M. Wilson	4,351	(18)	*
All current executive officers and directors as a group (17 persons)	610,075	(19)	1.2%

*
Less than 1%.

(1)
The information reported is based on a Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. BlackRock has sole voting power with respect to 5,206,715 shares and sole dispositive power with respect to 5,369,613 shares reported in the table. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(2)
The information reported is based on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. Vanguard has sole voting power with respect to 0 shares, sole dispositive power with respect to 4,949,806 shares, shared voting power with respect to 37,948 shares and shared dispositive power with respect to 78,098 shares reported in the table. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)
Includes 0 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 15, 2021.

(4)
Includes 7,150 shares of common stock subject to options held by Mr. Smith that are exercisable within 60 days of March 15, 2021.

(5)
Includes 5,959 shares of common stock subject to options held by Mr. Barbo that are exercisable within 60 days of March 15, 2021.

(6)
Includes 19,310 shares of common stock subject to options held by Ms. Girshick that are exercisable within 60 days of March 15, 2021.

(7)
Includes 6,990 shares of common stock subject to options held by Mr. LaPlume that are exercisable within 60 days of March 15, 2021.

(8)
Includes 3,112 shares of common stock subject to options held by Dr. Andrews that are exercisable within 60 days of March 15, 2021.

(9)
Includes 2,539 shares of common stock subject to options held by Mr. Bertolini that are exercisable within 60 days of March 15, 2021.

(10)
Includes 2,539 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 15, 2021.

(11)
Includes 2,539 shares of common stock subject to options held by Dr. Kochevar that are exercisable within 60 days of March 15, 2021.

(12)
Includes 0 shares of common stock subject to options held by Mr. Llado that are exercisable within 60 days of March 15, 2021.

(13)
Includes 2,539 shares of common stock subject to options held by Dr. Mackay that are exercisable within 60 days of March 15, 2021.

(14)
Includes 2,539 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 15, 2021.

(15)
Includes 2,539 shares of common stock subject to options held by Dr. Milne that are exercisable within 60 days of March 15, 2021.

(16)
Includes 2,539 shares of common stock subject to options held by Mr. Reese that are exercisable within 60 days of March 15, 2021.

(17)
Includes 2,539 shares of common stock subject to options held by Mr. Wallman that are exercisable within 60 days of March 15, 2021.

(18)
Includes 2,539 shares of common stock subject to options held by Ms. Wilson that are exercisable within 60 days of March 15, 2021.

(19)
Includes 70,897 shares of common stock subject to options exercisable within 60 days of March 15, 2021. None of the 610,075 shares reflected have been pledged as security.

DELINQUENT SECTION 16(a) REPORTS

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Officers, directors, and such beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 26, 2020, our officers, directors, and such beneficial owners complied with all applicable Section 16(a) filing requirements, with the exception of one Form 4 for Mr. Foster relating to one exempt transaction (the exercise of a stock option award) that was filed late due to an inadvertent administrative error.

 PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        In 2017, our shareholders approved the Board of Directors' recommendation that we conduct an advisory vote on executive compensation on an annual basis. Accordingly, Proposal Two requests shareholder approval of the 2020 compensation of our named executives as disclosed in this Proxy Statement. Following the vote on this proposal, the next say-on-pay vote will occur in connection with the Company's 2023 annual meeting.

        For the past decade, demand from our large pharmaceutical and biotechnical clients for our outsourced services has steadily improved as has demand for products and services to support their manufacturing activities. We have taken many important steps to position the Company to meet this increased demand and to maintain responsiveness to clients' needs:

  •
  in our Discovery and Safety Assessment segment, we enhanced our Safety Assessment capacity by opening small amounts of new capacity at existing facilities, including reopening our Charles River Massachusetts facility in the first quarter of 2016, and expanding our global footprint and reinforcing our scientific leadership through the acquisitions of WIL Research in April 2016, MPI Research in April 2018 and Citoxlab in April 2019. In recent years, we have acquired several Discovery Services businesses (Agilux, Brains On-Line, KWS BioTest, Distributed Bio) and entered into several scientific partnerships (e.g., Bit Bio, Fios Genomics, Deciphex, Cypre and Kibur) to enhance our early-stage drug research capabilities and enable us to work with clients at the earliest stages of the discovery process;

  •
  in our Manufacturing Support segment:

  •
  we acquired Blue Stream Laboratories, Inc., an analytical CRO supporting the development of complex biologics and biosimilars, in June 2016; and

  •
  we continued to invest in our Microbial Solutions and Biologics Testing Solutions businesses, including the expansion into a new Biologics facility in Pennsylvania to accommodate robust client demand, and most recently announced our intention to acquire Cognate Bioservices, a cell and gene therapy contract development and manufacturing organization; and

  •
  in our Research Models and Services segment we opened a new research models facility in China in late 2017 to accommodate increased demand; we were awarded a five-year, $95.7 million Insourcing Solutions contract from the National Institute of Allergy and Infectious Diseases (NIAID), which commenced in September 2018; opened a new Insourcing Solutions site in South San Francisco, California in 2019; and, most recently, in 2020 we acquired HemaCare and Cellero.

        During this same period, we took a variety of decisive actions targeted at strengthening the business, enhancing client satisfaction and returning value to shareholders. Our continued actions toward the achievement of these initiatives in 2020 included the following:

  •
  We continued our focus on operating efficiencies through further optimizing our infrastructure, utilizing automation to reduce manual processes, and generating greater savings from our procurement activities.

  •
  We continued to invest in our people, capacity, and systems to accommodate robust client demand in 2020. From strategic hiring and employee engagement initiatives, to the expansion of our capacity and scientific capabilities, we have made essential investments that we believe will enable us to forge stronger relationships with our clients.

  •
  We have continued to refine the new operating model we adopted initially in 2018 that expedites our decision-making processes by more closely aligning critical support functions with the operations they support.

        We believe these actions contributed significantly to our strong financial performance in fiscal year 2020, in which we achieved:

  •
  an 11.5% increase in revenue;

  •
  cash flow relating to operating activities of $546.6 million; and

  •
  a 42.0% increase in GAAP diluted earnings per share from continuing operations and a 20.8% increase in non-GAAP diluted earnings per share from continuing operations.

        Our strong 2020 financial results were achieved even though the Company, similar to many organizations, faced difficult business challenges throughout the year as a result of the pandemic. As discussed in detail in the section of our Annual Report on Form 10-K entitled "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation", the impact of the pandemic put pressure on a myriad of elements of our operations, including business continuity, supply chain, demand for our products and services, and also impacted how we approached our liquidity, capital and financial resources.

        The global economy faced unprecedented challenges in 2020 due to the COVID-19 pandemic, as did our Company, but we believe the resilience of our business model has enabled us to weather these challenges extremely well. This resilience was the result of comprehensive business continuity plans that enabled us to keep our operating sites open and adequately staffed; the global scale, broad scientific capabilities, and flexible outsourcing solutions that we are able to offer clients; and the commitment of our global employees. While several of our businesses experienced a significant, short-term decline in demand associated with COVID-19-related disruptions at our clients' sites, primarily in the RMS reportable segment and principally in the second quarter of 2020, we also benefited from persistent client demand across many of our businesses, including in our DSA reportable segment, driven by robust biotech funding and continued innovation that is generating scientific breakthroughs across multiple therapeutic areas, including for COVID-19 therapeutics.

        Many of our pharmaceutical and biotechnology clients intensified their use of strategic outsourcing during 2020 to overcome challenges at their own sites and move their early-stage research programs forward during the pandemic. Small and mid-size biotechnology clients continued to be the primary driver of revenue growth as these clients benefited from record biotechnology funding levels in fiscal year 2020, from capital markets, partnering with large biopharmaceutical companies, and investment by venture capital, as the COVID-19 pandemic enhanced the global focus on scientific innovation and emphasized greater investment in their preclinical pipelines. Many of our large biopharmaceutical clients have continued to increase investments in their drug discovery and early-stage development efforts and have strengthened their relationships with both CROs, like us, and biotechnology companies to assist them in bringing new drugs to market. Clients continue to seek to outsource larger portions of their early-stage drug research programs to us, which is leading to new business opportunities as clients adopt more flexible and efficient research and development models. For a detailed discussion of our 2020 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past several years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 17, 2021.

        During the course of the year, the Company worked closely with the Compensation Committee to keep them apprised of changes in the business dynamics during the pandemic. Following the review and approval of the Compensation Committee, the following COVID-related actions were taken with respect to the Compensation Program (which are discussed in more detail further below in the Compensation Discussion and Analysis (CD&A)):

  •
  In July 2020, the Company re-assessed and re-established performance criteria for the Company's Annual Cash Incentive Awards (EICP Plan) to take into consideration the ongoing and expected impact of COVID-19 and to align leadership with the broader employee experience by ensuring consistency in philosophy and implementation at all levels;

  •
  The Company factored the actual and anticipated impact of the COVID-19 pandemic into its non-GAAP EPS target for the 2020 Long-Term Incentive performance share units (PSUs), before the PSUs targets were established in May 2020, by aligning its non-GAAP EPS metric to the upper end of the range of non-GAAP EPS guidance provided in the Company's earnings release at the end of the first quarter of 2020.

        Pursuant to Section 14A of the Securities Exchange Act, we are asking our shareholders to approve an advisory resolution on our executive compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal and required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), provides our shareholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executives for fiscal year 2020 as described in the CD&A beginning on page 41 of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narratives found on pages 62-78 of this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

        Charles River shareholders provided strong majority support for our named executives' compensation at our 2020 annual meeting of shareholders (88% of shares voted in support of this matter). We attribute this level of support to our performance in 2019 and several long-standing characteristics of our executive compensation program that we believe enhance the performance orientation of the program:

  •
  Base Salaries:  We have kept base salary increases modest. While year-to-year there are individual adjustments (ranging from 3% to 5%) that may be below or above the average, in general annualized merit increases for our executives (excluding promotional increases) are consistent with the average annualized merit increases allotted to our North American workforce.

  •
  Annual Cash Incentive Awards:  Our Compensation Program includes an annual cash bonus element that closely links a significant portion of executive pay to the achievement of short-term performance targets that are critical to meeting our stated financial objectives for the year. These targets are typically tied to specific financial metrics derived from our fiscal year operating plan.

  •
  Long-Term Equity Incentive Awards, including Performance Share Units:  Our officers receive three types of equity awards:

  •
  Performance Share Units (PSUs), which vest on a "cliff basis" after three years, if service and performance requirements are met and which are paid out in shares based upon two separate performance metrics: (1) first fiscal year non-GAAP earnings per share (EPS) and (2) three-year relative Total Shareholder Return (rTSR), as further described on pages 55-57 of this Proxy Statement in the discussion related to Long-Term Equity Incentive Awards. PSUs are intended to comprise approximately 60% of the intended value of long-term equity incentive awards provided to executive officers in any fiscal year.

  •
  Time-based stock options, which vest over four years. Stock options have historically been intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

  •
  Time-based restricted stock/RSUs, which vest over four years (except in limited circumstances when special awards are granted). Restricted stock/RSUs are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

  •
  No 280G Excise Tax Gross-Ups.  For the limited number of our executives with whom we have change-in-control agreements (which include each of our named executive officers), these agreements do not provide for any "gross-up" payment by the Company of any of the excise taxes imposed by Section 4999 of the Internal Revenue Code due to "golden parachute" payments.

  •
  Clawback Policy.  Our Corporate Governance Guidelines include a recoupment (also known as a clawback) policy. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct, or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any incentive-based compensation paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria.

  •
  Inclusion of "double-trigger" vesting in our recent equity compensation plans.  Our 2016 and 2018 Incentive Plans include "double-trigger" vesting provisions that provide for accelerated vesting only upon both the occurrence of a change of control and a qualifying termination of employment within a reasonable period following the change in control.

  •
  Perquisites:  We offer no significant perquisites or cash equivalents.

  •
  Stock Ownership:  Beginning in 2020, the Company increased the stock ownership guidelines for the CEO from 4 times to 6 times base salary.

        We believe that all of these aspects of our Program are appropriate in light of, and consistent with, economic and market environments, our financial performance, the corporate actions taken, and executive compensation trends. Furthermore, our focus on near term financial and operational objectives properly align management's incentives with the interests of our shareholders.

        Notwithstanding the strong majority vote of approval for our executive compensation program in 2020, we have embraced the idea of continuing outreach with our shareholders, particularly for corporate governance and executive compensation issues. In the fall of 2020, we reached out to our largest 25 shareholders (which included, to the best of our knowledge, shareholders holding more than 50% of our outstanding stock) and inquired whether it would be helpful to meet and/or speak with us to discuss our corporate governance and executive compensation practices. We received positive responses from, and held one-on-one conversations with, a subset of these shareholders, with the remainder indicating that they were satisfied with our corporate governance and executive compensation practices or otherwise not responding to our inquiries. In these one-on-one meetings, shareholders offered their perspectives on relevant issues, and in each case, we were informed that the shareholders were very satisfied with our financial performance, corporate governance profile, and changes to our executive compensation program. In the few areas where the shareholders indicated they might see opportunities for enhancement, management shared the information to our Board of Directors for future consideration. None of our shareholders advocated for any substantial changes to our executive compensation program. While we did not host an Investor Day in 2020 due to the difficulties of coordinating such an event during the COVID-19 pandemic, throughout the year we continued to engage with shareholders in one-on-one meetings to provide forums for them to share their feedback. This is part of our ongoing efforts to connect with our shareholders and be responsive to their perspectives on important financial, strategic and governance matters.

        We urge shareholders to read the CD&A beginning on page 41 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and how they are designed to achieve our compensation objectives. The CD&A includes data that demonstrates our pay-for-performance alignment, as well as the Summary Compensation Table and other related compensation tables and narratives. Furthermore, for a detailed discussion of our 2020 financial performance and the actions we have taken during recent years, please also see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 17, 2021.

Advisory Vote and Board Recommendation

        We request shareholder approval of the 2020 compensation of our named executives as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and narrative disclosures that accompany the compensation tables within the Executive Compensation section of this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executives and the compensation philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executives, as disclosed in the Company's Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table, and the other related tables and disclosure within the Executive Compensation section of this Proxy Statement."

        This advisory resolution is non-binding on the Board of Directors. Although non-binding, our Board of Directors and the Committee value the opinions of our shareholders, and will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

        The Board of Directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

 COMPENSATION DISCUSSION AND ANALYSIS

        The purpose of our compensation program is to motivate, recruit and retain the strongest possible management team, and simultaneously aligning management's interest with those of our shareholders. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of our Executive Compensation Program (the Compensation Program or Program), described below, for members of senior management including the Chief Executive Officer and the other four executives who are identified in the Summary Compensation Table below (our named executives). Our philosophy behind the Compensation Program is that it should appropriately align executive compensation with both the short- and long-term performance of the Company. Our named executives for fiscal year 2020 are: James C. Foster (Chairman, President and Chief Executive Officer), David R. Smith (Corporate Executive Vice President and Chief Financial Officer), William D. Barbo (Corporate Executive Vice President and Chief Commercial Officer), Birgit Girshick (Corporate Executive Vice President, Discovery, Safety Assessment, Biologics and Avian), and Joseph W. LaPlume (Corporate Executive Vice President, Corporate Development & Strategy).

Executive Summary

        2020 was a unique and unprecedented year for the world and for the Company. Accordingly, we believe that it is important to evaluate the Compensation Program in the context of COVID-19 and the business environment in which we have been operating.

        Our primary focus in 2020 was to maintain the health and safety of our employees while ensuring business continuity, which required increased support and collaboration our people across all business segments and functions. The COVID-19 pandemic further underscored for us the importance of keeping our employees safe and healthy. In response to the pandemic, we took a number of critical actions to protect our workforce so they could more safely and effectively perform their work, in addition to being responsive to our clients and those who are involved with vaccine development. For example, during the COVID-19 pandemic, among other things, we:

  •
  established a global crisis management team, comprised of internal and external experts to understand COVID-19 and its impact on employee safety and our business operation;

  •
  provided additional paid time off for all employees for COVID-related situations, aligning at a minimum with local requirements, and enhanced our wellbeing offerings for employees; and

  •
  implemented comprehensive business continuity plans for each site globally and ensured robust communications to employees and clients on COVID-19 and our response.

Additionally, as a precautionary measure, we implemented temporary cost reduction initiatives during 2020 to reduce compensation expense and discretionary spending; however, the short duration of these initiatives did not result in a material impact to our employee compensation expense. For more detail of our overall COVID-19 pandemic response, please see the section "Our Commitment to Environmental, Social and Governance Principles" on pages 26-33 of this Proxy Statement.

        The Company faced meaningful business challenges during the first half of 2020, particularly in our RMS segment as both academic and biopharmaceutical clients either temporarily shut down or reduced on-site activities at their research centers because of stay-at-home orders and other COVID-19 restrictions globally. However, due to the success of our business continuity plans and COVID-19-related initiatives, the efforts of our global employees, and the resilience of our business model, our operating sites remained open and adequately staffed throughout 2020 during the COVID-19 pandemic, in order to meet our clients' needs. As a result, clients continued to rely on Charles River to move their early-stage research programs forward due to the ease and flexibility of outsourcing projects to a large, integrated, early-stage contract research organization like Charles River, particularly when our clients' own sites were inaccessible earlier in the year. Despite challenges in the first half of the year, our ability to continue to partner with clients across our DSA and Manufacturing segments, and the subsequent rebound in RMS demand during the second half of the year, led to Charles River's solid financial performance for the year.

        We believe that the intended design of our 2020 Compensation Program is best understood by also evaluating it in the context of both the historical and current business environment in which we operate.

        For the past decade, demand from our large pharmaceutical and biotechnical clients for our outsourced services has steadily improved, as has demand for products and services to support their manufacturing activities. We have taken many important steps to position the Company to meet this increased demand and to maintain responsiveness to clients' needs:

  •
  in our Discovery and Safety Assessment segment, we enhanced our Safety Assessment capacity by opening small amounts of new capacity at existing facilities including, reopening our Charles River Massachusetts facility in the first quarter of 2016, and expanding our global footprint and reinforcing our scientific leadership through the acquisitions of WIL Research in April 2016, MPI Research in April 2018 and Citoxlab in April 2019. In recent years, we have acquired several Discovery Services businesses (Agilux, Brains On-Line, KWS BioTest, Distributed Bio) and entered into several scientific partnerships (e.g., Bit Bio, Fios Genomics, Deciphex, Cypre and Kibur) to enhance our early-stage drug research capabilities and enable us to work with clients at the earliest stages of the discovery process;

  •
  in our Manufacturing Support segment:

  •
  we acquired Blue Stream Laboratories, Inc., an analytical CRO supporting the development of complex biologics and biosimilars, in June 2016; and

  •
  we continued to invest in our Microbial Solutions and Biologics Testing Solutions businesses, including the expansion into a new Biologics facility in Pennsylvania to accommodate robust client demand, and most recently announced our intention to acquire Cognate Bioservices, a cell and gene therapy contract development and manufacturing organization; and

  •
  in our Research Models and Services segment we opened a new research models facility in China in late 2017 to accommodate increased demand; we were awarded a five-year, $95.7 million Insourcing Solutions contract from the National Institute of Allergy and Infectious Diseases (NIAID), which commenced in September 2018; opened a new Insourcing Solutions site in South San Francisco, California in 2019; and, most recently, in 2020 we acquired HemaCare and Cellero.

        During this same period, we took a variety of decisive actions targeted at strengthening the business, enhancing client satisfaction and returning value to shareholders. Our continued actions toward the achievement of these initiatives in 2020 included the following:

  •
  We continued our focus on operating efficiencies through further optimizing our infrastructure, utilizing automation to reduce manual processes, and generating greater savings from our procurement activities.

  •
  We continued to invest in our people, capacity, and systems to accommodate robust client demand in 2020. From strategic hiring and employee engagement initiatives, to the expansion of our capacity and scientific capabilities, we have made essential investments that we believe will enable us to forge stronger relationships with our clients.

  •
  We have continued to refine the new operating model we adopted initially in 2018 that expedites our decision-making processes by more closely aligning critical support functions with the operations they support.

        We believe these actions contributed significantly to our strong financial performance in fiscal year 2020, in which we achieved:

  •
  an 11.5% increase in revenue;

  •
  cash flow relating to operating activities of $546.6 million; and

  •
  a 42.0% increase in GAAP earnings per share from continuing operations and a 20.8% increase in non-GAAP earnings per share from continuing operations.

        In addition, the actions listed above were instrumental in our strong financial performance over the three-year period from 2018 through 2020, as reflected in a 127.2% increase in TSR during that period (calculated utilizing the 20 trading day average closing price immediately preceding the beginning date of the period as compared to the same formula applied through the ending date of the period), as well as payouts for our 2018 PSUs (which have the same three-year measurement term) of 149.2% of target reflective of a 92nd percentile ranking in relative Total Shareholder Return (rTSR) performance over that time. Please see page 57 of this Proxy Statement for more information regarding our 2018 PSU payouts.

        In addition, our strong financial performance over the five-year period from 2016 through 2020 as compared to both our rTSR peers and our industry peers can be observed in the following performance graph:

	Fiscal Year
	2015	2016	2017	2018	2019	2020
Charles River Laboratories International, Inc.	$100	$95.14	$136.68	$139.51	$189.72	$314.32
FY2020 rTSR Peer Group Median	100	109.41	142.89	158.43	209.66	243.68
S&P 500 Health Care	100	97.31	118.79	126.47	152.81	173.36

The above stock performance graph compares the annual percentage change in the Company's cumulative total shareholder return on its Common Stock during a period commencing on December 26, 2015 and ending on December 26, 2020 (as measured by dividing (1) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (2) the share price at the beginning of the measurement period) with the cumulative total return of the peer group median and the S&P 500 Health Care Index during such period. The Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph above is not necessarily indicative of future price performance. The graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Information used in the graph was obtained from Standards & Poor's Institutional Market Services, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

        Our strong 2020 financial results were achieved even though the Company, similar to many organizations, faced difficult business challenges throughout the year as a result of the pandemic. As discussed in detail in the section of our Annual Report on Form 10-K entitled "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation", the impact of the pandemic put pressure on a myriad of elements of our operations, including business continuity, supply chain, demand for our products and services, and impacted how we approached our liquidity, capital and financial resources.

        The global economy faced unprecedented challenges in 2020 due to the COVID-19 pandemic, as did our Company, but we believe the resilience of our business model has enabled us to weather these challenges extremely well. This resilience was the result of comprehensive business continuity plans that enabled us to keep our operating sites open and adequately staffed; the global scale, broad scientific capabilities, and flexible outsourcing solutions that we are able to offer clients; and the commitment of our global employees. While several of our businesses experienced a significant, short-term decline in demand associated with COVID-19-related disruptions at our clients' sites, primarily in the RMS reportable segment and principally in the second quarter of 2020, we also benefited from persistent client demand across many of our businesses, including in our DSA reportable segment, driven by robust biotech funding and continued innovation that is generating scientific breakthroughs across multiple therapeutic areas, including for COVID-19 therapeutics.

        Many of our pharmaceutical and biotechnology clients intensified their use of strategic outsourcing during 2020 to overcome challenges at their own sites and move their early-stage research programs forward during the pandemic. Small and mid-size biotechnology clients continued to be the primary driver of revenue growth as these clients benefited from record biotechnology funding levels in fiscal year 2020, from capital markets, partnering with large biopharmaceutical companies, and investment by venture capital, as the COVID-19 pandemic enhanced the global focus on scientific innovation and emphasized greater investment in their preclinical pipelines. Many of our large biopharmaceutical clients have continued to increase investments in their drug discovery and early-stage development efforts and have strengthened their relationships with both CROs, like us, and biotechnology companies to assist them in bringing new drugs to market. Clients continue to seek to outsource larger portions of their early-stage drug research programs to us, which is leading to new business opportunities as clients adopt more flexible and efficient research and development models.

        During the course of the year, the Company worked closely with the Committee to keep them apprised of changes in the business dynamics during the pandemic. Following the review and approval of the Committee, the following COVID-related actions were taken with respect to the Compensation Program (which are discussed in more detail further below in this Compensation Discussion and Analysis):

  •
  In July 2020, the Company re-assessed and re-established performance criteria for the Company's Annual Cash Incentive Awards (EICP Plan) to take into consideration the ongoing and expected impact of COVID-19 and to align leadership with the broader employee experience by ensuring consistency in philosophy and implementation at all levels;

  •
  The Company factored the actual and anticipated impact of the COVID-19 pandemic into its non-GAAP EPS target for the 2020 Long-Term Incentive performance share units (PSUs), before the PSUs targets were established in May 2020, by aligning its non-GAAP EPS metric to the upper end of the range of non-GAAP EPS guidance provided in the Company's earnings release at the end of the first quarter of 2020.

        In addition, with respect to the overall compensation program to the global employee base, the Company proudly delivered uplifted bonus funding for more than 14,000 non-executive employees to share in the success of the Company and recognize their efforts during this unprecedented year. Employees throughout the organization shared in bonuses and/or other financial recognition for their devoted work on behalf of the Company and our clients.

        Furthermore, at the beginning of 2020, taking into account growing feedback received from our investors, we removed earnings per share as a metric from our Annual Cash Incentive Awards (EICP Plan). This allows executives to be held accountable for a variety of performance metrics while mitigating the risk of doubly rewarding or penalizing executives for singular results.

Elements of Our Compensation Program/2020 Advisory Vote on Executive Compensation

        Charles River shareholders provided strong majority support for our named executives' compensation at our 2020 annual meeting of shareholders (88% of shares voted in support of this matter). We attribute this level of support to our performance in 2019 and several long-standing characteristics of our executive compensation program that we believe enhance the performance orientation of the program:

  •
  Base Salaries:  We have kept base salary increases modest. While year-to-year there are individual adjustments (ranging from 3% to 5%) that may be below or above the average, in general annualized merit increases for our executives (excluding promotional increases) are consistent with the average annualized merit increases allotted to our North American workforce.

  •
  Annual Cash Incentive Awards:  Our Compensation Program includes an annual cash bonus element that closely links a significant portion of executive pay to the achievement of short-term performance targets that are critical to meeting our stated financial objectives for the year. These targets are typically tied to specific financial metrics derived from our fiscal year operating plan.

  •
  Long-Term Equity Incentive Awards, including Performance Share Units:  Our officers receive three types of equity awards:

  •
  Performance Share Units (PSUs), which vest on a "cliff basis" after three years, if service and performance requirements are met and which are paid out in shares based upon two separate performance metrics: (1) first fiscal year non-GAAP earnings per share (EPS) and (2) three-year rTSR, as further described on pages 55-57 of this Proxy Statement in the discussion related to Long-Term Equity Incentive Awards. PSUs are intended to comprise approximately 60% of the intended value of long-term equity incentive awards provided to executive officers in any fiscal year.

  •
  Time-based stock options, which vest over four years. Stock options are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

    •
    Time-based restricted stock/RSUs, which vest over four years (except in limited circumstances when special awards are granted). Restricted stock/RSUs are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

  •
  No 280G Excise Tax Gross-Ups.  For the limited number of our executives with whom we have change in control agreements (which included each of our named executive officers), these agreements do not provide allow for any "gross-up" payment by the Company of any of the excise taxes imposed by Section 4999 of the Internal Revenue Code due to "golden parachute" payments.

  •
  Clawback Policy.  Our Corporate Governance Guidelines include a recoupment (also known as a clawback) policy. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct, or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any incentive based compensation paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria.

  •
  Inclusion of "double-trigger" vesting in our recent equity compensation plans.  Our 2016 and 2018 Incentive Plans include "double-trigger" vesting provisions that provide for accelerated vesting only upon both the occurrence of a change of control and a qualifying termination of employment within a reasonable period following the change in control.

  •
  Perquisites:  We offer no significant perquisites or cash equivalents.

  •
  Stock Ownership:  Beginning in 2020, the Company increased the stock ownership guidelines for the CEO from 4 times to 6 times base salary.

        We believe that all of these aspects of our Program are appropriate in light of, and consistent with, economic and market environments, our financial performance, the corporate actions taken, and executive compensation trends. Furthermore, our focus on near-term financial and operational objectives properly align management's incentives with the interests of our shareholders. For example, our pay mix maintains a continued focus on variable, or "at risk," compensation. On average, approximately 82.6% of 2020 target annual compensation for our named executives was based on long-term equity incentives and performance-based bonuses (89.8% for our CEO). Furthermore, annual base salary for our named executives remains a relatively small portion (17.4%) of our named executives' core intended compensation (10.2% for our CEO).

        Furthermore, as seen in the graph below, the alignment between executive pay and our performance is demonstrated by the close correlation from 2008 to 2020 between (1) the total compensation paid (consistent with the Summary Compensation Table) to our CEO in those years and (2) our non-GAAP earnings per share from continuing operations during that period. As illustrated, compensation generally increased with strong performance and decreased when performance declined.

        For purposes of this graph, "Other" refers to the total average amounts set forth in the following columns in the Summary Compensation Table on pages 62-63 of the Proxy Statement: (1) Change In Pension Value and Non-qualified Deferred Compensation Earnings; and (2) All Other Compensation. Information with respect to 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and 2019 compensation is set forth in our 2011 (for 2008 - 2010), 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, and 2020 Proxy Statements, respectively.

        Please see Appendix A to this Proxy Statement for reconciliation of our GAAP EPS to non-GAAP EPS for 2008-2020.

        In addition to the aspects of our Program summarized above and the quantified alignment between executive pay and our performance, we maintain existing compensation practices that represent strong corporate governance, including the following:

  •
  a cap on the annual EICP bonus opportunity and PSU payouts, even for exceptional performance;

  •
  significant stock ownership guidelines that align executives' interests with those of shareholders and which increase with the level of the executive's officer position;

  •
  rules prohibiting executives from trading derivative securities, pledging our stock, and hedging the economic risk of ownership of our stock;

  •
  an annual risk assessment of our pay practices;

  •
  an annual shareholder advisory vote on executive compensation;

  •
  a Compensation Committee composed entirely of independent directors; and

  •
  an independent compensation consultant.

        With respect to the Program, the Committee is committed to remaining flexible in responding to changing market conditions, our business strategy and financial performance, executive compensation standards, and the views of our investors. In addition to changes to the Program, in light of periodic discussions with shareholders and observation of general governance trends, we have made and may in the future make modifications to our corporate governance structure.

        Following further shareholder outreach in the fall of 2020 and into the first few months of 2021, our shareholders generally supported our executive compensation program. Notwithstanding this positive reception, the Board and Committee will continue to explore ways in which Charles River's executive compensation programs could be improved.

        We remain committed to ongoing engagement with our shareholders on various corporate governance topics that are of interest to them. We conduct these efforts through meetings and telephone calls throughout the year with our senior management, and provide shareholders with the opportunity to cast an annual say-on-pay advisory vote on executive compensation. We continue to support and maintain that our shareholders should vote on a say-on-pay proposal every year, consistent with the preference expressed by our shareholders at the 2017 Annual Meeting. The Committee is always open to the input of our shareholders in making future compensation decisions for the named executives. At the same time, we believe that it is important to maintain consistency in our compensation philosophy and approach. While the Committee and our management team understand the impact that immediate economic conditions and our operating performance may have on our stock price, it is important to us that the elements of the Program continue to incentivize management to achieve important short- and long-term operating goals that are intended to strengthen the Company and translate ultimately into stock price appreciation for our shareholders.

Objectives of the Compensation Program

        The Committee reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter. The Committee recognizes the importance of establishing clear objectives for the Program and evaluating the relative effectiveness of current and proposed compensation policies and practices in advancing those objectives. In keeping with our philosophy that the Program should appropriately align executive compensation with both the short- and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:

  •
  attract and retain superior talent;

  •
  support the achievement of desired levels of Company performance;

  •
  align the interests of executives with the interests of shareholders;

  •
  differentially and meritoriously reward individual performance; and

  •
  promote accountability.

        To achieve these broader objectives, the current design of the Compensation Program has also been crafted to accomplish the following:

  •
  effectively balance fixed and at risk compensation through a continuum of compensation elements;

  •
  differentially reward individuals based on performance, and who contribute to the success of high performing business units, through both short- and long-term elements;

  •
  promote the achievement of desired levels of Company performance through short-term bonus and long-term equity elements by closely aligning them with our business performance; and

  •
  accommodate ongoing acquisitions where the motivation and retention of talent is key to integration and business performance.

Compensation Elements

        Our Compensation Program for fiscal year 2020 consisted of the following core and supplemental elements:

Core Elements	Supplemental Elements

• Base Salary • Annual Cash Incentive Awards (EICP Plan) • Long-Term Equity Incentive Awards	• Deferred Compensation Plan • Termination and Change in Control Agreements • Retirement Plans

        The core elements of compensation are typically those which the Committee evaluates on an annual basis, while the supplemental elements are programs or arrangements that we have included for strategic reasons and are evaluated on a less frequent basis by the Committee.

        Annual base salary represents a relatively small portion of our named executives' target core compensation (approximately 17.4%). Approximately 82.6% of 2020 targeted annual compensation for our named executives was based on variable or "at risk" compensation elements, reflecting the Committee's focus on ensuring that senior management is appropriately rewarded for actual performance achievements. The following table shows the 2020 total core compensation mix, based on targeted (not actual) compensation.

2020 Targeted Compensation Mix for Named Executive Officers(1)

	Core Compensation Element	Foster	Smith	Barbo	Girshick	LaPlume	Average

"Fixed" Compensation	Base Salary(2)	10.2%	19.7%	20.4%	18.3%	18.3%	17.4%
"At-Risk"	Annual Cash Incentive Awards	10.2%	13.8%	14.3%	12.8%	12.8%	12.8%
Compensation Elements	Long-Term Equity Incentive Awards	79.6%	66.6%	65.3%	68.8%	68.9%	69.8%
(1)
Due to rounding, the columns may add to more or less than 100%.

(2)
For purposes of this table, base salary is determined by the base salary effective as of June 28, 2020, assuming such salary was in effect for all of 2020.

Compensation Setting Process

        As described above on pages 19-20 of this Proxy Statement, the Compensation Committee engaged Pay Governance as its independent compensation consultant to advise the Compensation Committee on matters related to 2020 executive compensation. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our senior executives, compensation program design and market practices generally, guidance on how to appropriately compensate officers, regularly attending Compensation Committee meetings and other topics as the Compensation Committee deems appropriate. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee. With respect to fiscal year 2020 compensation determinations, Pay Governance specifically assisted in the following:

  •
  evaluating and recommending adjustments to our peer groups;

  •
  benchmarking and analyzing executive compensation levels and recommending pay strategies (but not necessarily specific pay levels) for 2020, including providing executive compensation insights and market trends related to the impact of COVID-19;

  •
  performing initial and ongoing calculations related to the Performance Share Unit grants to our corporate officers, including tracking and reviewing calculations of Total Shareholder Return relative to peers;

  •
  assisting with the calculations of compensation information to be included in our Proxy Statement, including the calculations and analysis related to the valuation of our PSUs and the tables in the section of this Proxy Statement entitled "Potential Payments upon Termination or Change in Control";

  •
  providing analyses related to the Company's long-term incentive structure; and

  •
  providing advice with respect to the Committee's analysis of director compensation, including competitive market data.

        Pay Governance is directly accountable to the Compensation Committee, which has sole authority to engage, dismiss, and approve the terms of engagement of the compensation consultant. During 2020, Pay Governance did not provide any other services to the Company.

        Only two of the senior executives of the Company (one Named Executive Officer) are regularly involved in assisting the Committee in setting compensation parameters. In her role as our Corporate Executive Vice President & Chief People Officer, Ms. Victoria Creamer assists the Committee by providing data to the Committee's consultants, developing or modifying compensation plans and programs based on the Committee's direction, making recommendations to the Committee, and supporting the Committee's efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chairman, President and Chief Executive Officer, Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies, and practices underlying the Program are properly aligned with the Company's short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications that would allow the Program to function more effectively in the context of our evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer (other than himself) to ensure that their respective levels of compensation take such performance into account. As a matter of process, Mr. Foster and Ms. Creamer frequently collaborate to analyze internal and externally provided compensation data and information, and to provide recommendations to the Compensation Committee.

  Total Compensation Strategy and Peer Group

        The Committee strives in its methodology to provide total core compensation to our named executives that reflects an appropriate market benchmark and a select peer group of companies which are similar to the Company (the peer group). The peer group is primarily comprised of companies operating in the area of life sciences and drug discovery and development, with a particular focus on ensuring that the peer group takes into account the presence of companies, both domestically and internationally, who compete directly with the Company for scientific and management talent. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. Each year, the Committee reviews and approves the peer group as well as a target Total Compensation Strategy. The Committee does not target a specific competitive percentile for the named executives, but rather relies on a variety of factors in making pay decisions beyond market data, such as each executive's experience, performance ratings, internal equity, and strategic value of the executive's position to the Company.

  Fiscal Year 2020 Compensation Analysis Methodology

        For fiscal year 2020, in conjunction with the changes to the peer group described below, the Committee (with the assistance of Pay Governance) utilized a regression model to analyze the competitiveness of current executive compensation for each executive position. Accordingly, our target Total Compensation Strategy utilizes a methodology whereby target Total Direct Compensation is evaluated against the size appropriate benchmark data that factors in our Company's relative size compared to the size of peer group companies and that is established for each position by reference to the peer group. Total Direct Compensation in 2020 for our named executives generally approximated the range of competitive market data suggested by the executive's associated market benchmark and took into account the various qualitative factors listed above.

        The peer group identified by Pay Governance and approved by the Compensation Committee consists of industry comparators, both larger and smaller in revenue size than Charles River; accordingly, Pay Governance has developed a method of adjusting proxy compensation data for the peer group using common statistical regression methods to result in an appropriate correlation between the proxy data and Charles River's corporate revenue, such that the regressed proxy revenue is commensurate to Charles River's revenue. This size adjusted peer group proxy data is then blended with size appropriate, custom compensation survey data (with proxy data weighted 75% and survey data weighted 25% for the named executive officer benchmarks) to derive a "market composite benchmark" for evaluating our executive compensation. The Committee adopted this "market composite benchmark" methodology and a peer group that is relatively large in number of component companies, in part, due to industry consolidation presenting a challenge to maintaining a consistent group of peer companies year over year.

        For evaluating 2020 compensation decisions, the proxy peer group consisted of the following 38 companies:

Abbott Laboratories	Eli Lilly and Company	PerkinElmer Inc.
Alexion Pharmaceuticals	Endo International	Pfizer Inc.
Allergan, Inc.	Gilead Sciences, Inc.	PRA Health Sciences*
Amgen Inc.	Hologic Inc.	Quest Diagnostics Incorporated
Baxter International Inc.	Icon plc	Regeneron*
Becton, Dickinson and Company	IDEXX Laboratories Inc.	Steris Corporation
Bio-Rad Laboratories, Inc.	Illumina, Inc.	Syneos Health*
Biogen, Inc.*	IQVIA*	Teleflex
Boston Scientific Corporation*	Laboratory Corporation of America Holdings*	Thermo Fisher Scientific Inc.
Bristol-Myers Squibb Company	Medtronic, Inc.	Vertex Pharmaceuticals Incorporated*
Bruker Corporation	Merck & Co., Inc.	Waters Corporation
Catalent	Mettler-Toledo	West Pharmaceutical Services
Celgene Corporation	Myriad Genetics

        Custom compensation survey data included information from 8 peer group companies (noted with *), as well as from Acelity L.P., Inc.; Agilent Technologies, Inc.; Alkermes, Inc.; Avanos Medical, Inc.; BioMarin Pharmaceutical; Edwards Lifesciences Corp.; Exactech, Inc.; Exelixis, Inc.; Horizon Pharma, Inc.; Incyte Corporation; Integer Holdings Corporation; Integra LifeSciences Holdings Corporation; Mallinckrodt Pharmaceuticals; Ortho Clinical Diagnostics, Inc.; Pharmaceutical Product Development, LLC; United Therapeutics Corporation; and Wright Medical Group N.V.

        For evaluating 2021 compensation levels, the proxy peer group will change to remove Allergan, Inc. (acquired in 2020 by AbbVie Inc.) and Celgene Corporation (acquired in 2019 by Bristol Myers Squibb Company), and add Agilent Technologies, Inc. and Medpace Holdings, Inc.

  Annual Base Salary

        Our compensation philosophy embraces the premise that establishing base salaries at a reasonable level helps to promote retention and acts as an appropriate balance to other forms of variable or "at risk" compensation. We pay base salaries within a range designed to approximate the market benchmark of executives with similar responsibilities in the peer group and surveys. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to our compensation philosophy, prior base salary and other compensation, the performance of the individual, any promotions or significant changes in responsibility, the Company's overall salary annual increase budget, and internal equity considerations. None of these considerations is given specific weight.

        In setting base salaries for our named executives, the Committee historically has taken into account the lengthy tenure of executive officers, as well as their continued long-time superior performance, which has resulted in base salaries generally gravitating towards the top of the range approximating the targeted market benchmark.

        Base salaries for our named executives for 2020 (approved by the Committee on February 12, 2020 but due to COVID-related adjustments, effectiveness was deferred until June 28, 2020) were as follows:

Name	2020 Salary
James C. Foster	$1,324,789
David R. Smith	$577,076
William D. Barbo	$508,599
Birgit Girshick	$465,897
Joseph W. LaPlume	$478,950

  Annual Cash Incentive Awards

        Our Compensation Program includes an annual cash bonus element that closely links a significant portion of executive pay to the achievement of short-term performance targets that are critical to meeting our stated financial objectives for the year. These targets are typically tied to specific financial metrics derived from our fiscal year operating plan. However, where appropriate, the Committee also approves non-financial goals that are designed to focus individuals on attaining objectives which include near-term, non-financial objectives that are also critical to the achievement of long-term strategic goals and ultimately promote the positive long-term financial performance of the Company. Our annual cash incentive awards are structured to appropriately reduce or eliminate the amount of such awards if performance falls short of the established performance targets, and to appropriately increase the amount of such awards if performance exceeds established targets, subject to a maximum incentive award opportunity. It is intended that the target award, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves the performance objectives established for him or her by the Committee. Actual bonus awards are determined according to each named executive's performance in relation to his or her approved objectives, which are primarily based upon corporate and/or business unit performance.

        To implement our annual cash incentive awards, the Committee administers the Executive Incentive Compensation Plan (EICP), which applies to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional, and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the named executives. These performance objectives and ranges are generally developed through our annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results to align the performance expectations of this plan with the overall business objectives of the Company.

        Target award percentages for the named executives are 70% of base salary for Corporate Executive Vice Presidents and 100% of base salary for the Chief Executive Officer. The participant's total target award opportunity percentage is divided among a variety of weighted performance objectives which may change from year to year and historically have included a mixture of non-GAAP operating income (OI), revenue, non-GAAP earnings per share (EPS), non-GAAP free cash flow (FCF), return on net operating assets (RNOA), return on invested capital (ROIC) and other key Company performance metrics. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint; however, in response to feedback from investors who expressed concern about the impact of using the same performance metric (specifically EPS) under both our short-term and long-term compensation elements, at the start of 2020 the Committee decided to removed EPS from its EICP objectives. Avoiding duplication of performance metrics in different compensation elements allows our executives to be accountable for a variety of performance metrics while mitigating the risk of doubly rewarding or penalizing executives for similar results.

        At the end of each fiscal year, we compare the Company's (and applicable business units' in years when business unit performance is relevant) final performance for the fiscal year against the Company's (or business units') targeted performance established at the beginning of such fiscal year, except where an adjustment to the targeted performance is warranted due to an unanticipated intervening event which would have an unintended and significant impact on the payout (which occurred in 2020 due to the COVID-19 pandemic, as described below). These measurements determine the EICP payout levels. To determine a participant's actual EICP award amount, the performance objective's payment level is multiplied by the participant's target award percentage.

        On February 12, 2020, prior to the outset of the COVID-19 pandemic, the Committee approved performance objectives for senior leadership that included operating margin, operating income (OI), and revenue which were, in some cases, aligned to the business segments under their leadership. As mentioned above, in response to feedback from investors who expressed concern about the impact of using the same performance metric (specifically EPS) under both our short-term and long-term compensation elements, the Committee decided to remove EPS from our EICP objectives, thereby avoiding duplication of performance metrics in different compensation elements allows our executives to be accountable for a variety of performance metrics while mitigating the risk of doubly rewarding or penalizing executives for singular results. The applicable performance targets were aligned to the Board of Directors' approved operating plan of the Company at the beginning of 2020.

        On July 27, 2020 the Committee modified the 2020 EICP performance criteria for the named executives to take into consideration the impact of COVID-19 and align leadership with the broader employee experience by ensuring consistency in philosophy and implementation, while maintaining a pay for performance approach to funding that motivates and ties to shareholder interests. Specifically, the Committee approved new targets based on the following principles:

  •
  Aligned all executives and employees on each of the Company's short-term incentive plans (including the EICP) to the same global Company-wide metrics (50% revenue / 50% OI) in order to reinforce our commitment to be unified as to the impact of the pandemic.

  •
  The applicable revenue and OI performance targets were aligned with the high-end of financial guidance reviewed in July 2020 and incorporated in the public disclosure included in our earnings press release on August 2, 2020.

  •
  Minimum performance levels for 2020 EICP payouts were set at 85% of the target performance objectives, and maximum performance levels were set at 110% of the target performance objectives. The maximum payout achievable in 2020 was 125% of target, which is lower than the traditional maximum for prior year EICP payouts, in light of the different performance levels set to account for the impact of COVID-19. This was a change from prior performance levels of a minimum of 90% of target performance and a maximum of 108% performance, where the maximum payout achievable was 250%.

        The Committee has the discretion to employ its judgment in determining individual awards, and in fact approves the entire EICP award for each named executive. In addition to the quantitative factors, final individual EICP awards for the named executives incorporate both (1) the Chief Executive Officer's recommendations (other than for himself), and (2) the Committee's assessment of each named executive's overall individual performance and contribution. In addition, the Committee, in its sole discretion, may modify or change the EICP at any time. With respect to the 2020 fiscal year, as described above, the objectives and their respective targets were modified mid-year to account for the impact of the COVID-19 pandemic in 2020. The following table shows the fiscal year 2020 target EICP cash bonus, performance goals, goal attainment levels, and cash bonuses actually paid (in February 2021) for each of our named executives:

Named Executive	Target % (of base salary)	Target EICP Award Amount	Actual EICP Award Amount	Performance Goal		Weighting	Target	Actual

James C. Foster	100%	$1,324,789	$1,430,772
David R. Smith(1)	70%	$429,255	$463,595
William D. Barbo	70%	$356,019	$384,501	1.	Revenue(2)	50%	$2,880 million	$2,924 million
Birgit Girshick	70%	$326,128	$352,218	2.	OI(2)(3)	50%	$557.6 million	$585.0 million
Joseph W. LaPlume	70%	$335,265	$362,086
(1)
Where appropriate, the amounts for Mr. Smith are converted from British Pounds (GBP) to U.S. Dollars based on the currency exchange rate as of December 24, 2020, the last trading day of our fiscal year.

(2)
For purposes of this 2020 EICP performance goal, revenue was based on the Company's net revenue.

(3)
For purposes of 2020 EICP performance goals, consistent with the way the Company reports its non-GAAP financial results in its earnings releases OI excluded the following items: the amortization of intangible assets, and certain other charges related to our acquisitions; expenses associated with evaluating and integrating acquisitions and divestitures, as well as fair value adjustments associated with contingent consideration; charges, gains, and losses attributable to businesses or properties we plan to close, consolidate or divest; severance and other costs associated with our efficiency initiatives; the write-off of deferred financing costs and fees related to debt refinancing; gains and losses attributable to our venture capital investments; loss due to U.S. pension plan termination; and the non-cash tax provision (benefit) related to the Company's international financing structure. The Committee determined that it was appropriate to exclude these items as they are outside our normal core operations.

        For historical comparative purposes, the percentages of targeted vs. actual annual cash incentive awards for our current named executives for fiscal years 2013-2020 are shown in the table below (including actual cash award magnitude for fiscal years 2018-2020):

Name	Actual % of Cash Incentive Award vs. Target - 2013	Actual % of Cash Incentive Award vs. Target - 2014	Actual % of Cash Incentive Award vs. Target - 2015	Actual % of Cash Incentive Award vs. Target - 2016	Actual % of Cash Incentive Award vs. Target - 2017	2018 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2018	2019 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2019	2020 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2020(1)
James C. Foster	81.6%	154.0%	156.6%	152.5%	102.7%	$2,333,580	188.7%	$1,820,543	141.5%	$1,430,772	108.0%
David R. Smith(2)	—	—	81.4%	156.7%	99.3%	$726,049	192.5%	$587,705	149.9%	$463,595	108.0%
William D. Barbo	—	—	—	130.3%	121.4%	$459,650	141.0%	$353,293	104.2%	$384,501	108.0%
Birgit Girshick	—	—	—	—	—	$480,948	168.8%	$408,545	129.7%	$352,218	108.0%
Joseph W. LaPlume	—	—	—	—	—	—	—	$392,485	120.6%	$362,086	108.0%

(1)
If the adjustments taken on July 27, 2020 for the 2020 EICP performance criteria noted above had not been made, the final bonus payout for the named executive officers would have been 85% of target cash incentive award instead of 108%.

(2)
The amounts for Mr. Smith for 2020 are converted from British Pounds (GBP) to U.S. Dollars based on the currency exchange rate as of December 24, 2020, the last trading day of our fiscal year.

  Long-Term Equity Incentive Awards

        Long-term incentive (LTI) compensation, in the form of performance share units (PSUs), stock options, and restricted stock grants or restricted stock units (RSUs), allows individuals to share in any appreciation in the value of our common stock. We design the amounts and types of long-term equity awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values long-term shareholder value creation, we target long-term equity incentives to provide total compensation opportunities that, if achieved, would result in market competitive pay levels for our executives. The Committee reviews and approves long-term equity incentive awards to named executives on an annual basis. The Committee believes that PSU, stock option, and RSU awards align the recipient's interests with those of the shareholders.

        Commencing in 2020, the Committee typically targets the second quarter of our fiscal year, shortly after our annual meeting of shareholders, for granting annual stock awards to eligible recipients, absent an extraordinary event. The decision to move the grant timing (from the prior practice of making grants in the first quarter) was made by the Committee in late 2019 in order to better align timing of equity grants with the planning of salary increases, allowing our managers to take a holistic view of total compensation.

        The Committee seeks to structure equity grants so that they are awarded during an open window period as designated by our Insider Trading Policy, or, if Committee approval is provided during a non-window period, then the grants are made effective on the second business day following our press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the case of new hires eligible to receive equity grants, grants are generally made on the first business day of the month following the date the individual commences employment.

        All grants to executive officers are made by the Compensation Committee itself and not pursuant to any delegated authority.

        We have never had any programs, policies, or practices which are intended to time stock option grants with the release of material, non-public information in a manner that would provide advantageous option exercise prices to grant recipients. Option exercise prices are, in all cases, equal to the closing price of our common stock on the date of grant.

        At the beginning of fiscal year 2020, as requested by the Compensation Committee, Company management, in consultation with the independent compensation consultant, recommended to the Committee target values of long-term equity awards that are intended to be granted in a combination of stock options, RSUs, and PSUs. In May 2020, when the annual awards were actually granted, the value of the approved long-term equity award is converted into a combination of stock options, RSUs, and PSUs using the current appropriate pricing models (Black-Scholes for stock options and the Monte Carlo method for PSUs) and the closing stock price on the date of the grant for RSUs. We use this method to align the actual granted values with the values intended during the planning process.

        In determining award levels for annual equity awards to named executives, the Committee takes into account the values of awards made to similarly situated individuals in the peer group, the individual market benchmark for each executive's position, our overall performance, the individual performance of the named executive in the immediately preceding year, and other similar factors. An absolute target value of long-term equity awards (determined in dollars) is approved by the Committee. This value is then allocated between the types of LTI awards the Company is awarding during that particular year. These determinations are typically evaluated during the first month of the fiscal year and approved at the Committee's meeting in February.

        The intended value of the May 2020 grant was apportioned to the named executives as follows: approximately 60% in the form of PSUs, approximately 20% in the form of time-vested RSUs, and approximately 20% in the form of time-vested stock options, a program developed with the assistance of the Committee's compensation consultant and implemented in 2013. In 2021, the Committee has approved an apportionment of 80% PSUs and 20% time-vested stock options for the Chief Executive Officer's grant value, thereby further reinforcing the linkage between compensation and performance.

        With our more recent equity grants, we have generally included a full career retirement provision for equity awards that provides for the continued vesting of unvested equity grants for North American employees who retire after meeting the following specified criteria:

  •
  the employee has attained age 55;

  •
  the employee has a minimum of 10 years of service with the Company;

  •
  the numerical sum of the employee's age and years of service is equal to at least 70; and

  •
  the employee has given notice of his or her intent to retire specifying the exact intended date of retirement and remained employed by the Company until the earlier of (a) the one-year anniversary of the date of such notice (or, in the case of Mr. Foster, the two-year anniversary of the date of his notice) or (b) the date on which the employee experienced a termination of employment due to death or disability, or is terminated by the Company without cause.

        The material features of the PSUs granted to our named executives in 2020 are as follows:

  •
  they are measured based on a three-year performance period running from the beginning of the fiscal year in which the award is made to the end of the third fiscal year after (and including) the year in which the award is made. For PSUs awarded in May 2020, the performance period is December 29, 2019 through December 31, 2022.

  •
  the initial PSU award (the Target Award) represents a target number of shares of the Company's common stock to be paid out after the conclusion of the three-year performance period based upon two performance metrics:

  •
  non-GAAP EPS for the fiscal year in which the award is made; and

  •
  relative Total Shareholder Return (rTSR) at the end of the PSU award's three-year performance period.

  •
  target performance levels for each of the two performance metrics are as follows:

  •
  non-GAAP EPS: the Company's target non-GAAP EPS for the first fiscal year of the performance period.

  •
  rTSR: the Company's TSR falling exactly at the 50th percentile as compared to the TSR of the TSR comparator group) over the full three-year performance period. For this purpose, TSR refers to share price appreciation plus any dividends accrued during the reference period of time. For the 2020 PSU awards, the TSR comparator group included 53 companies reflecting: (1) CRO peers and (2) S&P 1500 healthcare companies meeting size, growth, and volatility criteria.

        On May 5, 2020, prior to the LTI equity grant date, the Committee approved the following payout schedule for the 2020 grants only, which was intended to take into consideration the uncertain impact that the COVID pandemic was having on the Company at that time, as follows:

  •
  At the end of the first fiscal year of the performance period, actual non-GAAP EPS will be measured against the target non-GAAP EPS for that fiscal year. The Base Award is calculated from the Target Award along a slope, ranging between a high of 150% (if non-GAAP EPS is 100% or higher than target non-GAAP EPS), or a low of zero (if non-GAAP EPS is less than 80% of target non-GAAP EPS);

  •
  At the end of the third fiscal year of the performance period, rTSR performance is measured by comparing the Company's three-year TSR to the TSR of the selected peer companies. This adjusts the Base Award up to +/–35% to establish the Final Award.

  •
  The PSUs also include a relative TSR Outperformance Feature that provides for a modest award (10%-55% of the Target Award) only if both (1) EPS performance falls between 75% and 80% of the target goal, and (2) three-year rTSR performance falls at or above the 75th percentile.

  •
  Under all circumstances, a non-GAAP EPS performance of below 75% of target in the fiscal year in which the award was granted will result in the PSU award being reduced to zero without the possibility of any upward adjustment.

  •
  The absolute maximum number of shares that can be awarded at the end of three years (taking into account all possible adjustments) is 200% of the original target number of shares.

        For the 2020 grant, at the end of the fiscal year 2020, actual non-GAAP EPS was compared to target 2020 non-GAAP EPS and the Base Award was calculated. The table below shows this calculation, as well as the adjusted minimum and maximum Final Award amounts that may result based on rTSR at the end of the three-year performance period.

				Future Final Award Levels (as % of Target Award)

2020 PSU Grant Base Award Calculation				rTSR ≤10th percentile	rTSR = 50th percentile	rTSR ≥90th percentile

Target Non-GAAP EPS*	Actual Non-GAAP EPS	Actual Non-GAAP EPS as % of Target	Base Award (as % of Target Award)	Minimum (Base Award × 65%)	Target (Base Award × 100%)	Maximum (Base Award × 135%)

$7.86	$8.13	103.4%	150%	97.5%	150.0%	200.0%
*
As the PSUs were issued in May 2020, the Company had already begun to factor the actual and potential impact of the COVID-19 pandemic into its fiscal 2020 non-GAAP EPS estimates. Accordingly, the target non-GAAP EPS in the 2020 PSUs was set at $7.86, which was calculated to be approximately 10% higher than the of the upper end of the range of non-GAAP EPS guidance the Company provided in its earnings release at the end of the first quarter of 2020 ($7.10).

        In January 2021, the Committee finalized the adjustments for the PSUs that were awarded in 2018 to our then executive officers. The chart below shows this calculation, as well as the adjusted Final Award Percentage amounts that resulted based on rTSR at the end of the three-year performance period.

				Final Award Levels

2018 PSU Grant Base Award Calculation				rTSR = 92nd percentile

Target Non-GAAP EPS	Actual Non-GAAP EPS	Actual Non-GAAP EPS as % of Target	Base Award (as % of Target Award)	rTSR Adjustment	Final Award (as % of Target Award)

$5.68	$5.80	102.1%	110.5%	135.0%	149.2%

  Benefits and Perquisites

        The named executives are eligible for certain benefits, such as medical, dental, basic life insurance, and employer contributions to the Company's defined contribution plans (the 401(k) plan for U.S. executives, and the Group Personal Pension Plan for Mr. Smith in the U.K.), which are generally available to all of our employees. In addition, the Company utilizes leased aircraft for business purposes on infrequent occasions where it is determined that such use is a prudent, economical, and efficient method of transportation. Mr. Foster is permitted to utilize the Company leased aircraft for non-business purposes, including allowing family members to accompany him on business travel. Mr. Foster reimburses the Company for the full incremental costs and/or Standard Industry Fare Level

(whichever is higher) of such usage. We believe this benefit increases the level of safety and security for Mr. Foster, enables him to make more efficient use of his travel time, and entails no incremental cost to the Company for any accompanying family members and/or non-business travel.

Supplemental Elements of the Compensation Program

        We have a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These elements have features and roles in the Program which led to their initial implementation and they continue to be important to the Program generally.

  Post-Termination Benefits and Agreements

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control", the Compensation Program includes both (1) an Officer Separation Plan and (2) Change in Control Agreements. Historically, Company policy has been to provide eligibility under both the Officer Separation Plan to officers with the position of corporate vice president or higher, and a Change in Control Agreement to officers with the position of corporate executive vice president or higher. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change in Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Officer Separation Plan). Each of the named executives is eligible to receive benefits under the Officer Separation Plan and each has a Change in Control Agreement.

        The Company views these compensatory elements as serving three important purposes:

  •
  there is a critical recruitment and retention aspect;

  •
  these policies protect the benefits of executive officers who have provided long and meritorious service to the Company, particularly if there is an unexpected employment termination by the Company due to ongoing changes in our employment needs; and

  •
  these elements avoid personal distractions and encourage employees to remain focused on our business in the event of a rumored or actual takeover.

        The Committee periodically conducts formal and informal market checks and believes that both the levels of payment to be made under these programs and the applicable triggers are appropriate and consistent with current general market practices.

  Deferred Compensation Plan Contributions

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—2020 Non-qualified Deferred Compensation", the named executives receive a compensatory element in connection with our Deferred Compensation Plan. For Mr. Foster, who was a participant in the Company's now discontinued Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to his accounts the present value of the annual Company accrual as it would have been calculated under the ESLIRP. These credits can vary significantly year-to-year as the ESLIRP formula is dependent on the average of the highest five consecutive years of compensation. When he incurs several consecutive years of relatively flat or decreasing executive compensation, the highest five consecutive year compensation average remains relatively static and the credit is small or zero. Conversely, when there are several consecutive years of increasing compensation, the cumulative effect of those years may result in a single year credit spike. Such variations can be seen, for instance, in the amounts credited to Mr. Foster over the past decade: $7,310 (2011), $0 (2012), $0 (2013), $0

(2014), $360,047 (2015), $2,607,660 (2016), and $1,223,422 (2017), with increases of $907,510, $2,238,068 and $224,652 in 2018, 2019 and 2020, respectively, as noted under "All Other Compensation" in the Summary Compensation Table on pages 62-63 of this Proxy Statement.

        For Ms. Girshick, and Messrs. Smith, Barbo and LaPlume, the Company provides an annual contribution to their Deferred Compensation Plan account equal to 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus. However, for 2020, in lieu of an annual contribution, in connection with and due to his relocation to the U.K., Mr. Smith received a one-time cash lump sum in the amount of $95,246 to compensate him for his ineligibility to receive his 2020 Deferred Compensation Plan company match.

        We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan was implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which was a long-standing element of our executive compensation package.

  Termination of U.S. Pension Plan

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—2020 Pension Benefits", the Company historically provided a retirement benefit for certain U.S. employees, including certain of the named executives, until 2002, when the Company amended the existing U.S. defined benefit pension plan to exclude new participants. Effective April 30, 2008, we froze the U.S. pension plan, and no additional benefits will accrue to participants (and all participants' rights to benefits under the pension plan have fully vested). During 2020, we completed the termination of the U.S. pension plan.

Other Factors Underlying the Ongoing Implementation of the Compensation Program

  Stock Ownership Guidelines

        Our stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and our shareholders. Therefore, the Board has adopted stock ownership guidelines for senior management which are designed to satisfy an individual executive's need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management's commitment to creating corporate value.

        Under these guidelines, members of our senior management are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	6 times base salary
Direct reports to the CEO	3 times base salary
Senior Vice President (not reporting to the CEO)	2 times base salary
Vice President	One time base salary

        Members of senior management have four years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options are not counted toward the holding requirement. Only vested full value shares (i.e. restricted stock (units) and PSUs) count towards the holding requirement. The Committee periodically reviews stock ownership levels of members of our executive management to ensure compliance. As of the date of this Proxy Statement, our current named executives were in compliance with the holding requirements (and, as demonstrated in the Beneficial Ownership table on pages 34-35 of this Proxy Statement, in many cases, far exceed the required holding).

  Clawback Policy

        Our Corporate Governance Guidelines include a recoupment (also known as clawback) policy. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct, or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any annual bonus (including under the Executive Incentive Compensation Plan), vested restricted stock, RSUs, performance awards, or other incentive based compensation (incentive compensation) paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria. The action permitted to be taken by the Board under the Clawback Policy is in addition to any and all other rights of the Board and/or the Company under applicable law and contract. The Board intends to revise the Clawback Policy, as necessary, to comply with the final SEC rules regarding recoupment policies of the Dodd-Frank Act.

  Derivatives Trading; Hedging; Pledging and Insider Trading Policy

        We grant equity incentives for the reasons discussed above, including aligning the interests of our employees with those of shareholders. Our Statement of Policy Concerning Trading Policies (Insider Trading Policy) prohibits employees (including our named executives) and directors from trading in our derivative securities, such as puts or calls on our common stock, or to pledge our stock, since such activities may diminish the alignment we are trying to foster, as well as expose the Company to potential embarrassment. The Insider Trading Policy also prohibits all employees (including our named executives) and directors from engaging in hedging transactions, such as purchasing prepaid variable forwards, equity swaps, collars and exchange funds. Our Insider Trading Policy also prohibits the purchase or sale of Charles River securities while in possession of material, non-public information, or otherwise using such information for one's personal benefit. Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 so that they can prudently diversify their asset portfolios and exercise their stock options prior to their scheduled expiration dates.

 REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee, composed of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company's management and, based on the review and discussions, recommended to Board of Directors that the CD&A be included in this Proxy Statement.

        The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE Mr. C. Richard Reese (Chair) Dr. Deborah T. Kochevar Mr. George Llado, Sr. Mr. Richard F. Wallman

 EXECUTIVE COMPENSATION AND RELATED INFORMATION

2020 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by, or paid to our current named executives (our principal executive officer, our principal financial officer, and our three other highest paid executive officers) for the fiscal years ended December 26, 2020, December 28, 2019 and December 29, 2018.

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
James C. Foster	2020	1,354,971	8,160,030	2,058,396	1,430,772	194,061	285,181	13,483,411
Chairman, President, Chief	2019	1,272,885	9,534,134	2,374,052	1,820,543	435,171	2,285,320	17,722,105
Executive Officer	2018	1,225,473	7,903,665	2,014,101	2,333,580	16,734	957,249	14,450,801
and Director
David R. Smith(8)	2020	599,152	1,546,432	390,134	463,595	0	114,250	3,113,562
Corporate Executive	2019	554,467	1,806,999	449,941	587,705	0	108,187	3,507,299
Vice President and	2018	533,815	1,497,537	381,627	726,049	0	100,913	3,239,941
Chief Financial Officer
William D. Barbo	2020	515,126	1,289,517	325,281	384,501	0	95,050	2,609,475
Corporate Executive	2019	479,364	1,506,677	375,155	353,293	151,099	96,607	2,962,196
Vice President, Chief	2018	461,509	1,247,987	318,015	459,650	0	89,229	2,576,389
Commercial Officer
Birgit Girshick	2020	475,329	1,384,280	349,245	352,218	0	85,372	2,646,443
Corporate Executive Vice	2019	438,526	1,617,550	402,761	408,545	30,106	90,512	2,988,001
President, Discovery and	2018	397,040	1,247,987	318,015	480,948	0	79,366	2,523,356
Safety Assessment, Biologics
and Avian
Joseph LaPlume	2020	489,858	1,423,904	359,185	362,086	0	89,833	2,724,866
Corporate Executive	2019	458,776	1,663,683	414,267	392,485	0	80,298	3,009,509
Vice President Corporate
Development and Strategy

(1)
References to our named executive officers in this Proxy Statement reflect the self-identified preferred pronoun usage of such named executive officers.

(2)
These amounts represent the aggregate grant date fair value of RSUs and PSUs granted in fiscal year 2020, fiscal year 2019 and fiscal year 2018, respectively, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. The grant date fair value of PSUs is determined consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, based on the probable outcome of the performance conditions, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 13 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock Based Compensation", included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2020. The maximum potential value of the PSUs awarded in 2020, based on the grant date fair value (assuming the highest level of performance achievement) is as follows: Mr. Foster, $12,193,988; Mr. Smith, $2,310,983; Mr. Barbo, $1,926,867; Ms. Girshick, $2,068,604; and Mr. LaPlume, $2,127,731.

(3)
These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal year 2020, fiscal year 2019, and fiscal year 2018, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Item 8 "Financial Statements and Supplementary Data—Note 13 to our Consolidated Financial Statements" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock Based Compensation", included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2020.

(4)
Reflects payments under our EICP plan for the respective fiscal year, which are paid the following February.

(5)
Reflects the aggregate change in actuarial present value of the named executive officers' accumulated benefits under the Charles River Laboratories, Inc. Pension Plan for Messrs. Foster and Barbo, and Ms. Girshick. The 2020 change in pension value represents the difference in the lump sum paid in 2020 in connection with the termination of the U.S. Pension Plan and the pension value at the end of fiscal 2019. The U.S. Pension Plan present values decreased in 2020 for Mr. Barbo and Ms. Girshick primarily due to the effective interest rates used in the determination of their 2020 lump sum being higher than the 2019 interest rate. The effective interest rates used in the 2020 lump sum calculations for these three named executives ranged from 3.33% to 3.53%, while the 2019 interest rate used to determine pension values was 2.83%. The 2020 present value decreases were as follows: Mr. Barbo, $36,642, Ms. Girshick, $20,377. The U.S. Pension Plan present value increased in 2020 for Mr. Foster due to the actuarial adjustment to his benefit because it had not yet commenced as of his normal retirement age (age 65). For further information regarding the termination of the U.S. Pension Plan, please see pages 68-69 of this Proxy Statement. Above market or preferential earnings are not available under our Deferred Compensation Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax qualified, or any of our other benefit plans.

(6)
For fiscal year 2020, the amounts in this column include the following: (a) 2020 employer contributions under our defined contribution plans (the U.S. 401(k) Plan (Mr. Foster, $11,400; Mr. Smith, $7,758; Mr. Barbo, $6,707; Ms. Girshick, $6,504; and Mr. LaPlume, $6,439) and the U.K. Group Personal Pension Plan (Mr. Smith, $6,643)); (b) amounts received in recognition of length of service to the Company (awards granted to our employees generally) (Mr. LaPlume, $2,695) and (c) miscellaneous personal benefits and perquisites, which (1) in the case of each of Mr. Smith, Mr. Barbo, Ms. Girshick, and Mr. LaPlume, aggregates to an amount less than $10,000; (2) in the case of Mr. Foster, includes $25,601 representing the value of pre-retirement life insurance benefit provided under the Deferred Compensation Plan; $3,735 for home office technology; $18,514 for home security expenses; and $1,278 for executive health care and miscellaneous. Additionally, the amounts in this column include amounts credited by us to the named executives' Deferred Compensation Plan accounts, as described further in footnote (7) below. On a limited number of occasions during 2020, some of the named executives used tickets purchased by us to attend certain events; however, there was no incremental cost to us attributable to the named executives' use of these tickets.

(7)
Includes amounts credited to the named executives' Deferred Compensation Plan account balances (net of FICA taxes). For fiscal year 2020 amounts credited are as follows: Mr. Foster, $224,652; Mr. Smith, $95,246; Mr. Barbo, $82,146; Ms. Girshick, $77,382; and Mr. LaPlume, $79,421. Mr. Smith received $95,246 as a one-time payment in 2021 pursuant to his employment agreement in lieu of an annual contribution to compensate him for his ineligibility to receive his 2020 Deferred Compensation Plan company contribution following his relocation to the U.K.

(8)
Where appropriate, the amounts for Mr. Smith in 2020 are converted from British Pounds (GBP) to U.S. Dollars based on the currency exchange rate as of December 24, 2020, the last trading day of our fiscal year. As we recognize stock option and option award expenses in U.S. Dollars, there is no conversion for those amounts.

 2020 Grants of Plan Based Awards

        The following table sets forth the information regarding grants of plan-based awards made to our named executives during 2020. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

			Date of Board or Compensation Committee Action to	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Type of Award(*)	Grant Date	Approve Grant(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Options (#)(5)	Awards ($/Sh)	Awards ($)(6)

James C. Foster	EICP	7/27/2020	7/27/2020	$132,479	$1,324,789	$1,655,986
	SO	5/29/2020	2/12/2020								38,310	179.66	2,058,396
	RSU	5/29/2020	2/12/2020							11,483			2,063,036
	PSU	5/29/2020	2/12/2020				2,908	29,079	58,158				6,096,994
David R. Smith(7)	EICP	7/27/2020	7/27/2020	$42,925	$429,255	$536,568
	SO	5/29/2020	2/12/2020								7,261	179.66	390,134
	RSU	5/29/2020	2/12/2020							2,176			390,940
	PSU	5/29/2020	2/12/2020				551	5,511	11,022				1,155,491
William D. Barbo	EICP	7/27/2020	7/27/2020	$35,602	$356,019	$445,024
	SO	5/29/2020	2/12/2020								6,054	179.66	325,281
	RSU	5/29/2020	2/12/2020							1,815			326,083
	PSU	5/29/2020	2/12/2020				460	4,595	9,190				963,434
Birgit Girshick	EICP	7/27/2020	7/27/2020	$32,613	$326,128	$407,660
	SO	5/29/2020	2/12/2020								6,500	179.66	349,245
	RSU	5/29/2020	2/12/2020							1,948			349,978
	PSU	5/29/2020	2/12/2020				493	4,933	9,866				1,034,302
Joseph LaPlume	EICP	7/27/2020	7/27/2020	$33,527	$335,265	$419,081
	SO	5/29/2020	2/12/2020								6,685	179.66	359,185
	RSU	5/29/2020	2/12/2020							2,004			360,039
	PSU	5/29/2020	2/12/2020				507	5,074	10,148				1,063,866
(*)
Types of Award:

EICP—Executive Incentive Compensation Plan
SO—Stock Option
RSU—Restricted Stock Unit
PSU—Performance Share Unit

(1)
See the section of the Proxy Statement entitled "Compensation Discussion and Analysis" for a discussion regarding our equity award grant date practices.

(2)
Reflects the threshold amount payable (10% of target for the least weighted goal), the target amount payable (100% of target for all goals), and maximum amount payable (125% of target for all goals) under the EICP plan for fiscal year 2020. Threshold amounts reflect minimum award opportunity under the EICP plan for the smallest weighted EICP goal for the respective named executive, although if minimum performance levels (85% of performance target) are not achieved, there may be no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP plan. The potential payouts are performance driven and therefore completely variable. Actual amounts paid to the named executives under the EICP plan with respect to fiscal year 2020 are set forth in the Summary Compensation Table above.

(3)
Reflects the number of PSUs payable at threshold (10%), target (100%), and maximum (200%) levels, with fractional shares rounded down. For purposes of this table, threshold payout is considered to be the smallest non-zero payout possible given both EPS and relative TSR performance over the course of the plan. See the description of how the threshold, target, and maximum amounts payable are determined under "Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentive Awards" set forth on pages 55-57 of this Proxy Statement.

(4)
Reflects RSUs granted on May 29, 2020.

(5)
Reflects stock options granted on May 29, 2020.

(6)
The grant date fair market value of options granted on May 29, 2020 has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 30.42%, a weighted average expected life of 6.0 years, and a risk-free interest rate of 0.4%. The grant date fair value of restricted stock is determined from the market value of the stock on the date of grant. The grant date fair value of PSUs is determined consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, based on the probable outcome of the performance conditions, computed in accordance with FASB ASC Topic 718.

(7)
Where appropriate, the amounts for Mr. Smith are converted from British Pounds (GBP) to U.S. Dollars based on the currency exchange rate as of December 24, 2020, the last trading day of our fiscal year. As we recognize stock option and option award expenses in U.S. Dollars, there is no conversion for those amounts.

  Description of Certain Awards Granted in 2020

        All awards of stock options, RSUs and PSUs to our named executives were granted pursuant to our Amended and Restated 2018 Incentive Plan. The vesting provisions of our PSUs are set forth above on pages 56-57 of this Proxy Statement. Options vest and become exercisable in equal installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. RSUs generally vest in installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. The installments are generally equivalent in amount. The exercise price of stock options is equal to the closing price of our common stock on the date of grant. Equity awards granted to our named executives in 2020 also include full career retirement vesting provisions, as described further on page 56 of this Proxy Statement. All grants of non-equity incentive plan awards have been made pursuant to our EICP plan.

  Employment Related Agreements and Arrangements

        As described in the Compensation Discussion and Analysis, until 2018 we generally and historically had not entered into employment agreements with any of our U.S.-based corporate executive officers. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement.

        On February 12, 2018, we entered into an employment agreement with James C. Foster, our Chairman, President and Chief Executive Officer. The purpose of the agreement is to benefit from Mr. Foster's decades of experience and unique skill set by promoting the retention of Mr. Foster. This agreement provides for the following material compensation terms:

  •
  Mr. Foster will remain employed as the Chairman and Chief Executive Officer of the Company for a five year period through February 12, 2023.

  •
  The employment agreement memorializes Mr. Foster's current compensation arrangements, including his base salary and target annual cash bonus.

  •
  The agreement also provides that the vesting schedule and all other terms of the outstanding equity awards held by Mr. Foster as of February 12, 2018 will remain the same.

  •
  Mr. Foster is permitted to terminate his employment at any time, with or without notice, in the manner specified in the employment agreement but with the corresponding economic consequence of losing the post-retirement vesting benefits in his existing equity awards.

  •
  Prior to February 12, 2021, the Company may only terminate Mr. Foster for cause.

  •
  If Mr. Foster provides notice of the termination of his employment, or if, upon or after February 12, 2021, the Company provides notice of the termination of his employment without cause, then the Company may elect to suspend Mr. Foster's active duties and responsibilities and, during the balance of a specified notice period, Mr. Foster will be entitled to receive only his base salary, any previously earned bonus, and the continued vesting of any previously granted equity awards. If the Company does not exercise its election right, then, during the balance of such notice period, Mr. Foster may continue to actively perform his duties under the employment agreement and will be entitled to his ordinary compensation.

  •
  In addition, if Mr. Foster provides notice of the termination of his employment upon or after February 12, 2021, any equity awards granted to him on or after February 12, 2018 will continue to be outstanding and become exercisable in the same manner as if his employment had continued. If the Company provides notice of the termination of Mr. Foster's employment without cause upon or after February 12, 2021, Mr. Foster will be entitled to receive such extended equity vesting for any equity awards granted to him on or after February 12, 2018, as well as the severance payable to Mr. Foster under the Company's existing Corporate Officer Separation Plan.

  •
  Upon the expiration of the employment term, Mr. Foster will be eligible for such extended equity vesting for any equity awards granted to him on or after February 12, 2018, but will not be entitled to any severance payments or other benefits under the Company's Corporate Officer Separation Plan.

  •
  Mr. Foster will be subject to post-termination non-competition and non-solicitation covenants for a period of at least one year and a perpetual confidentiality covenant.

        The Company agreed to reimburse Mr. Foster for the cost of his attorneys' fees incurred in the negotiation of the employment agreement.

        On October 26, 2020, we entered into a letter agreement with David Smith, our Corporate Executive Vice President and Chief Financial Officer, detailing the terms of his transfer of employment from the United States to the United Kingdom. This was memorialized with a standard U.K. Service Agreement effective December 1, 2020. The letter agreement and Service Agreement provide for the following material compensation terms:

  •
  Mr. Smith retains his title and continues to report to Mr. Foster, our Chief Executive Officer.

  •
  Mr. Smith's remuneration and benefits remain substantially unchanged, except as described below

  •
  Annual Salary—at the commencement of the transfer, Mr. Smith's base salary will remain the same with adjustment to local currency based on a trailing 12 month average exchange rate. Mr. Smith's regular compensation (including base salary and variable compensation) will be subject to the practices and guidelines in effect in the United Kingdom. Mr. Smith's annual salary merit increases continue to remain subject to annual approval by the Compensation Committee

  •
  Bonus: Mr. Smith's targeted bonus (EICP) will continue as 70% of gross annual base salary, subject to annual approval and/or modification by the Compensation Committee.

  •
  Equity: Mr. Smith's executive compensation package will continue to include eligibility for annual equity awards. Beginning in 2021, any equity grant value would be planned in GBP and approved by the Compensation Committee, and then converted to $USD, using the exchange rate on the date of the grant. Equity awards after Mr. Smith's transfer are not eligible for retirement treatment under the "Rule of 70" provision of our retirement plan.

  •
  Benefits: Upon Mr. Smith's transfer he became eligible for U.K. Health and Benefits provided by our subsidiary, Charles River Discovery Research Services UK LTD, and is no longer eligible for equivalent US benefits as an employee of Charles River Laboratories, Inc.

  •
  Deferred Compensation Match—Mr. Smith receives a one-time cash lump sum in the amount of $95,246 (gross) USD to compensate him for his ineligibility to receive his 2020 U.S. Deferred Compensation Plan company contribution. Mr. Smith is eligible to participate in the pension scheme applicable to employees of Charles River Discovery Research Services UK LTD.

  •
  Life Insurance: The Company will continue Mr. Smith's US life insurance coverage previously related to the US Deferred Compensation Plan.

  •
  Executive Health Care: The Company will continue Mr. Smith's eligibility for our executive health care program.

  •
  Tax Service Assistance: The Company will provide Mr. Smith with origin and destination location tax preparation assistance for taxes to be filed through and including the 2025 tax year/filing.

  •
  Visa Services: Mr. Smith was provided with immigration support in obtaining the appropriate documents permitting him to conduct work from the United Kingdom prior to his transfer.

Outstanding Equity Awards at Fiscal 2020 Year End

        The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 26, 2020.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

James C. Foster	0	24,009	(3)	88.05	2/24/2022
	0	40,591	(4)	109.34	2/23/2023
	0	52,308	(5)	144.67	2/22/2024
	0	38,310	(6)	179.66	5/29/2030	37,725	(7)	9,495,760	123,169	31,002,869
David R. Smith	0	4,366	(3)	88.05	2/24/2022
	0	7,691	(4)	109.34	2/23/2023
	0	9,914	(5)	144.67	2/22/2024
	0	7,261	(6)	179.66	5/29/2030	7,111	(8)	1,789,910	23,343	5,875,667
William D. Barbo	0	3,493	(3)	88.05	2/24/2022
	0	6,409	(4)	109.34	2/23/2023
	0	8,266	(5)	144.67	2/22/2024
	0	6,054	(6)	179.66	5/29/2030	5,899	(9)	1,484,837	19,463	4,899,032
Birgit Girshick	1,675	0		73.70	2/26/2021
	3,492	3,493	(3)	88.05	2/24/2022
	3,205	6,409	(4)	109.34	2/23/2023
	2,958	8,874	(5)	144.67	2/22/2024
	0	6,500	(6)	179.66	5/29/2030	6,175	(10)	1,554,309	20,895	5,259,480
Joseph LaPlume	0	3,493	(3)	88.05	2/24/2022
	0	6,409	(4)	109.34	2/23/2023
	0	9,128	(5)	144.67	2/22/2024
	0	6,685	(6)	179.66	5/29/2030	6,290	(11)	1,583,256	21,492	5,409,751
(1)
Calculated based on the closing price ($251.71) of our stock on December 24, 2020, the last trading day of the fiscal year 2020, rounded to the nearest whole cent.

(2)
Represents outstanding PSUs held on December 26, 2020 that remain subject to performance and forfeiture provisions. The number represents the larger of the number of underlying PSUs (1) assuming threshold PSUs are achieved, or (2) if first fiscal year performance of the three-year award has exceeded the threshold, the next highest performance measure (target or maximum). In this chart, both 2019 and 2020 performance exceeded the threshold and target levels, and thus the number of PSUs for both years is the maximum number of such shares that can be delivered in the future. 2019 PSUs granted in 2019 vest on December 25, 2021, and 2020 PSUs granted in 2020 vest on December 31, 2022 and will be paid out in the first calendar quarter of 2022 and 2023 respectively, as unrestricted shares of Charles River common stock after final TSR performance is assessed and payout amounts are approved by the Compensation Committee. PSUs granted in 2018 are not included in this number since they are considered fully vested as of the end of fiscal year 2020, notwithstanding the fact that final payment amounts were approved by the Compensation Committee in the first calendar quarter of 2021.

(3)
The unexercisable stock options vest on 2/24/2021.

(4)
One half of the unexercisable stock options vest on each of the following dates: 2/23/2021 and 2/23/2022.

(5)
One third of the unexercisable stock options vest on each of the following dates: 2/22/2021, 2/22/2022 and 2/22/2023.

(6)
One quarter of the unexercisable stock options vest on each of the following dates: 5/29/2021, 5/29/2022, 5/29/2023 and 5/29/2024.

(7)
The stock awards vest as follows: 4,982 shares on 2/24/2021; 4,496 shares on 2/23/2021; 4,496 shares on 2/23/2022; 4,089 shares on 2/22/2021; 4,089 shares on 2/22/2022; 4,090 shares on 2/22/2023; 2,870 shares on 5/29/2021; 2,871 shares on 5/29/2022; 2,871 shares on 5/29/2023; 2,871 shares on 5/29/2024.

(8)
The stock awards vest as follows: 906 shares on 2/24/2021; 852 shares on 2/23/2021; 852 shares on 2/23/2022; 775 shares on 2/22/2021; 775 shares on 2/22/2022; 775 shares on 2/22/2023; 544 shares on 5/29/2021; 544 shares on 5/29/2022; 544 shares on 5/29/2023; and 544 shares on 5/29/2024.

(9)
The stock awards vest as follows: 725 shares on 2/24/2021; 710 shares on 2/23/2021; 710 shares on 2/23/2022; 646 shares on 2/22/2021; 646 shares on 2/22/2022; 647 shares on 2/22/2023; 453 shares on 5/29/2021; 454 shares on 5/29/2022; 454 shares on 5/29/2023; and 454 shares on 5/29/2024.

(10)
The stock awards vest as follows: 725 shares on 2/24/2021; 710 shares on 2/23/2021; 710 shares on 2/23/2022; 694 shares on 2/22/2021; 694 shares on 2/22/2022; 694 shares on 2/22/2023; 487 shares on 5/29/2021; 487 shares on 5/29/2022; 487 shares on 5/29/2023; and 487 shares on 5/29/2024.

(11)
The stock awards vest as follows: 725 shares on 2/24/2021; 710 shares on 2/23/2021; 710 shares on 2/23/2022; 714 shares on 2/22/2021; 713 shares on 2/22/2022; 714 shares on 2/22/2023; 501 shares on 5/29/2021; 501 shares on 5/29/2022; 501 shares on 5/29/2023; 501 shares on 5/29/2024.

        We have not engaged in any option repricings or other material modifications to any of our named executives' outstanding equity awards during fiscal years 2018, 2019, or 2020.

2020 Option Exercises and Stock Vested

        The following table shows information regarding stock option exercises and vesting of restricted stock awards, RSUs, and PSUs with respect to the named executives during the fiscal year ended December 26, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	86,862	5,806,049	93,815	22,098,116
David R. Smith	15.703	1,172,426	17,621	4,161,411
William D. Barbo	12,467	770,264	14,558	3,447,042
Birgit Girshick	—	—	14,332	3,410,851
Joseph LaPlume	13,089	1,410,166	14,693	3,469,723

(1)
The value realized on the exercise of stock options and the immediate sale of shares acquired upon exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as when the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
The value realized on vesting of restricted stock and RSUs is based on the closing price of our common stock on the trading date immediately preceding the date of vesting. The value realized on vesting and payout of PSUs granted on February 23, 2018 is based on the closing price of our common stock on the last trading date of the fiscal year, December 24, 2020 ($251.71).

2020 Pension Benefits

        One of our sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan (U.S. Pension Plan), is a qualified, non-contributory plan that covers certain U.S. employees hired prior to January 1, 2002. Employees hired after December 31, 2001 are not eligible to participate in this U.S. Pension Plan. Each of our current named executives, with the exception of Mr. Smith and Mr. LaPlume, are participants in the U.S. Pension Plan and has an accrued pension benefit thereunder. The U.S. Pension Plan was frozen effective April 30, 2008. No additional benefits will accrue to participants after such date. All participants' rights to benefits under this plan have vested.

        Benefits under the U.S. Pension Plan are based on the participants' highest five consecutive years of compensation and years of service as of April 30, 2008. The amount of pension payable annually at normal retirement (age 65) is equal to the greatest of: (1) 1 1/8% of participants' highest average five consecutive years of compensation (excluding compensation earned after April 30, 2008) multiplied by years of service earned through April 30, 2008 (up to 40 years), less the maximum offset allowance determined as of April 30, 2008 in accordance with the Code Section 401(l); (2) $180 multiplied by years of service as of April 30, 2008; and (3) $1,500. In addition, certain officers and key employees are entitled to a frozen supplemental benefit ranging in amount from $51,000-$97,000. The applicable amount of supplemental benefit for Mr. Foster is $73,000. Mr. Barbo and Ms. Girshick are not entitled to a frozen supplemental benefit.

        Compensation under the U.S. Pension Plan generally would include amounts shown as salary and non-equity incentive plan compensation for the named executives (as shown on the Summary Compensation Table above) and would exclude any wages derived from stock options or severance pay. Early retirement benefits are provided to any retiring participant who has attained age 55 and completed five years of vesting service. The early retirement benefit is equal to the participant's normal retirement benefit reduced by 5/9% per month for the first 60 months and 5/18% for each month over 60 by which the participant's benefit commencement date precedes his or her normal retirement date. As of the end of fiscal year 2020, Messrs. Foster and Barbo were eligible for normal retirement and Ms. Girshick was not eligible for early or normal retirement.

        Participants' rights to benefits under this plan vest upon completion of five years of service.

        On July 31, 2019, we commenced the process to terminate the U.S. Pension Plan. In October 2020, we settled all remaining benefits directly with vested participants through either lump sum payouts or the purchase of a group annuity contract from a qualified insurance company to administer all future payments.

        The table below sets forth information regarding the accumulated benefits of the participating named executives under our U.S. Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(2)
James C. Foster	Charles River Laboratories, Inc. Pension Plan	32.6	0	2,810,461
Birgit Girshick	Charles River Laboratories, Inc. Pension Plan	11.0	0	66,130
William D. Barbo	Charles River Laboratories, Inc. Pension Plan	26.3	0	596,550

(1)
The maximum years of credited service under our U.S. Pension Plan is 40 years. Credited service disclosed for participants in the U.S. Pension Plan is shown as of April 30, 2008, when benefits were frozen.

(2)
The payments disclosed represent lump sum payments made in connection with the termination of the U.S. Pension Plan. The actuarial basis used in the lump sum calculations is specified in the U.S. Pension Plan and is subject to IRS requirements, and includes an interest rate of 2.04% for annuity payments assumed to occur in the next 5 years, an interest rate of 3.09% for annuity payments assumed to occur in the subsequent 15 years, an interest rate of 3.68% for annuity payments assumed to occur more than 20 years in the future, and the 2020 unisex mortality table cited in Internal Revenue Code Section 430(h)(3)(A). These interest rates produce single equivalent effective interest rates for the named executives ranging from 3.11% to 3.53%.

 2020 Non-qualified Deferred Compensation

        We maintain the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for certain eligible employees, including our named executives. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a menu of referenced mutual funds as well as an interest crediting rate.

        Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in a lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

        In addition to the Deferred Compensation Plan, certain of our officers and key employees also participate, or in the past participated, in our amended and restated Executive Supplemental Life Insurance Retirement Plan (ESLIRP), which is a non-funded, non-qualified arrangement. Annual benefits under this plan equal a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under our U.S. Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service, with a 10% incremental increase in vesting percentage for each year thereafter. In connection with the establishment of the Deferred Compensation Plan in 2006, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Mr. Foster was a participant in the ESLIRP.

        In addition, we provide certain active employees, including Messrs. Smith, Barbo, and LaPlume and Ms. Girshick, an annual contribution into their Deferred Compensation Plan account of 10% of (A) the employee's base salary plus (B) the lesser of (1) their target annual bonus or (2) actual annual bonus. The credited amounts for Messrs. Smith, Barbo, and LaPlume and Ms. Girshick vest in one quarter increments annually over a four-year period. The named executives become eligible for the employer contribution after they have served one full calendar year in the eligible position.

        Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts (on a net basis taking into account all other company provided life insurance). For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control".

        The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during fiscal year 2020.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
James C. Foster	0	2,238,068	6,373,981	0	32,557,885
David R. Smith	0	93,724	44,484	0	442,193
William D. Barbo	0	80,639	110,694	0	793,523
Birgit Girshick	0	75,126	111,071	0	989,839
Joseph LaPlume	0	68,183	95,811	0	463,157

(1)
For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during calendar year 2020. Accordingly, amounts credited by us with respect to compensation earned in the last fiscal year, but which are credited in 2021, have not been included in this table. However, these amounts (Mr. Foster, $224,652; Mr. Smith, $0; Mr. Barbo, $82,146; Ms. Girshick, $77,382; and Mr. LaPlume, $79,421) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled "All Other Compensation". As further discussed in the narrative above, the amounts set forth in the column entitled "Registrant Contributions in Last FY" represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives' Deferred Compensation Plan account balances. For fiscal 2020, in connection with his relocation to the U.K., Mr. Smith received a one-time cash lump sum in the amount of $95,246 to compensate him for his ineligibility to receive his 2020 Deferred Compensation Plan Company contribution.

(2)
The amounts listed under the column "Registrant Contributions in Last FY" in this table and in prior years have been reported as compensation in the Summary Compensation Table for previous fiscal years.

Potential Payments upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 26, 2020, given the named executive's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. (Since our last trading day in fiscal year 2020 was December 24, 2020, where applicable we have assumed a stock price of $251.71, the closing price on that date). Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price, and the named executive's age.

  Disability and Life Insurance

        Separate from the provisions of the Officer Separation Plan or the change in control agreements discussed below, the named executives may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the U.S.-based named executives as a result of disability, disability insurance could provide, in line with our other employees, up to a maximum additional amount of 100% of salary for up to 13 weeks (short-term disability) and up to 50% of basic monthly earnings up to $25,000 per month (core long-term disability—maximum benefit of $12,500/month). In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives' beneficiaries as follows: Mr. Foster, $10,598,313; Mr. Smith, $3,924,117; Mr. Barbo, $3,458,473; Ms. Girshick, $3,168,100; and Mr. LaPlume $3,256,861 (inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to our Deferred Compensation Plan). The total termination compensation described below does not include these amounts.

  Severance Plans

        Under our Officer Separation Plan, a corporate officer whose employment is terminated by us for reasons other than cause, voluntary resignation, disability, early or normal retirement, or death, and who has not been offered a comparable position (as defined under the Officer Separation Plan) with us, is entitled to receive a severance payment in accordance with the following table:

Years of Completed Company Service at Separation Date

	Less than 2 years	2 years to 5 years	5 years or more

Level:	Amount of Base Salary Pay Continuations:

Executive Vice President and above	One year	One year; additional 12 months mitigated severance	Two years

Senior Vice President	Six months	One year	One year; additional 12 months mitigated

Vice President	Six months	Six months; additional six months mitigated severance	One year

        During the period in which such officer receives paid outsourcing support from us, the officer is entitled to receive the mitigated severance on a month-to-month basis (up to the maximum period set forth in the table above) to the extent the officer has not accepted an offer for full time employment, advisory, consulting, or other full time work. Corporate officers will be entitled to be paid 80 hours of accrued vacation time and unused paid time off upon separation. In addition, the Officer Separation Plan provides corporate officers with certain benefits continuing for the length of the severance payments (primarily health and welfare benefits), as well as reimbursement for specified outplacement services. Furthermore, corporate officers who are participants in the EICP may be eligible for payouts in accordance with the terms and conditions of the EICP. Payments under the Officer Separation Plan are generally made "biweekly" (our normal payroll cycle), although if any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the officer to additional tax, interest, or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service or the officer's death. In exchange for these payments, the officer must execute a release agreement satisfactory to us that includes, among other things, an agreement not to compete with us or solicit our employees for one year following the officer's separation. The Officer Separation Plan is not applicable to any corporate officer who has entered into a written employment agreement providing for severance payments, although it is noted that Mr. Foster's employment agreement incorporates provisions of the Officer Separation Plan therein. Each of the named executives is a participant in this plan.

  Change in Control Agreements

        We have entered into change in control agreements with each of our corporate officers with the position of corporate executive vice president or above, including each of the named executives. These agreements provide such officer with severance and other benefits in the event his or her employment terminates under certain conditions during the term of the agreement and within one year following a "change in control" (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the corporate officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with us (including the Officer Separation Plan described above).

        The agreements provide that any options to acquire our common stock awarded to the corporate officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of both (1) a change in control and (2) the termination of the officer within eighteen months following such change in control. In addition, restrictions on any shares of our restricted stock, restricted stock units, and PSUs held by the corporate officer shall lapse upon such events, although with respect to PSUs, any such accelerated vesting will occur to the extent that the applicable performance conditions, as adjusted or prorated as necessary, have been satisfied as of the date of such termination of employment.

        Each corporate officer covenants in his or her agreement that, in the event of a change in control during the term of the agreement, he or she will remain in our employment after the change in control until the earliest of (1) six months after the date of the change in control; (2) termination by the corporate officer of his or her employment for "good reason" (as defined in the agreement) or by reason of death, disability, or retirement; or (3) termination of the corporate officer's employment by us for any reason.

        If the employment of the corporate officer is terminated during the term of the agreement and on or before the first anniversary of a change in control either (1) by us other than for "cause" (as defined in the agreement), death, or disability or (2) by the corporate officer for good reason, the corporate officer will be entitled to certain severance benefits, as follows:

  •
  a lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer's then annual base salary, and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs;

  •
  additional service credit of three years (Mr. Foster) and two years (all other named executives) for pension purposes assuming a 4% increase in compensation for each year;

  •
  continuation of group medical benefits and certain other perquisites for a period of three years (Mr. Foster only) and two years (all other named executives); and

  •
  26 weeks of outplacement services (up to $50,000), and payment of legal fees incurred in connection with any termination of employment other than a termination by us for cause.

        If any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the named executive to additional tax, interest, or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the named executive's death.

        A "change in control" is defined in each agreement as any one of the following: (1) the closing of the sale of all or substantially all of our assets as an entirety to any person or related group of persons; (2) our merger or consolidation with or into another corporation, or the merger or consolidation of another corporation with or into us or one of our subsidiaries, such that immediately after such transaction our outstanding voting securities immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation;

or (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of our outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights, and other rights to acquire common stock) is transferred to a single person or entity, or a "group" (within the meaning of Rule 13d5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions. Under the agreement, the term "cause" is defined as: (1) the willful and continued failure of the corporate officer to perform his or her duties with us, (2) a substantial violation of our Code (and any successor policy), (3) conviction of a felony, or (4) engaging in conduct that violates the confidentiality provisions of the agreement. "Good Reason" is generally defined to include: (1) situations such as the assignment to the corporate officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the corporate officer's total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the corporate officer to relocate more than 50 miles from the office where he or she is based.

  Severance Payments Absent a Change in Control

        The table below sets forth the amounts payable to each named executive in the event of termination absent a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  Termination occurs on December 26, 2020 (last day of the fiscal year 2020).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore, it was not included as a part of the cash severance payment. However, in actual practice, under the EICP, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death, or disability).

Benefits Continuation—

  •
  In accordance with the Officer Separation Plan, the benefits continuation value for each named executive includes continuation of medical and dental coverage for the applicable severance period.

Equity—

  •
  In accordance with the 2007, 2016 and 2018 Incentive Plans, the named executives are entitled to exercise any vested stock option up to three months after termination of employment (except with respect to retirement eligible executives with respect to stock options granted in 2015 and thereafter). As described in detail on page 56 of this Proxy Statement, commencing with our 2015 equity grants, we have generally included a full career retirement provision in equity awards that provide for the continued vesting of unvested equity grants for employees who retire after meeting the following specified criteria. Messrs. Foster and Barbo are retirement eligible, and received awards in 2015, 2016, 2017, 2018, 2019 and 2020 that would qualify for continued post-retirement vesting.

  •
  In accordance with the 2007, 2016 and 2018 Incentive Plans, any unvested options, restricted stock/units, or PSUs after such time are forfeited (except with respect to retirement eligible executives with respect to stock options granted in 2015 and thereafter, as described above), although we note that if an employee terminates due to death more than 12 months following the date of grant of a PSU, a pro rata portion of the PSU is deemed to immediately vest. Accordingly, for purposes of this table:

  •
  PSUs granted in 2019 are included on a pro rata basis (assuming two-thirds completion and estimated payout based on estimated adjustments of (1) first year EPS performance and (2) rTSR performance through the end of fiscal year 2020); and

  •
  PSUs granted in 2020 are included for retirement eligible executives assuming vesting at target levels, but are not included for the other named executives none of whose PSUs will have been deemed to have vested for purposes of this table.

Retirement Plan Benefits—

  •
  The values reflect the total vested account balance in the Deferred Compensation Plan as of December 31, 2020. This date is slightly different than our 2020 fiscal year end (December 26, 2020) solely for the administrative efficiency of calculating these values. The values do not reflect any benefits under the U.S. Pension Plan, as we settled all remaining benefits under that plan directly with vested participants in October 2020 through either lump sum payouts or the purchase of a group annuity contract from a qualified insurance company to administer all future payments.

  •
  Benefits under these the Deferred Compensation Plan are currently 100% vested for Mr. Foster, and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code). Benefits under the Deferred Compensation Plan for Mr. Smith, Ms. Girshick, Mr. Barbo, and Mr. LaPlume vest in one quarter increments annually over a four year period, but become fully vested in the event of termination due to death or disability.

Other Benefits—

  •
  The Officer Separation Plan provides for professional outplacement services for each of the named executives. The values reflect the maximum cost of professional outplacement services equal to the lesser of: (1) 15% of the executive's base salary and prior year's bonus paid, or (2)(a) $75,000 (for executive vice presidents (or higher)) or (b) $50,000 (for senior vice presidents and vice presidents).

Accrued Vacation—

  •
  In accordance with the Company's officer vacation practices, we have assumed that each of the named executives (other than Mr. Smith) has 80 hours of accrued and unused vacation remaining at the time of termination. For Mr. Smith, we assume there is no accrued and unused vacation time, as U.K. employees are not permitted to carry over vacation time.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Accrued Vacation	Total

James C. Foster(3)
Voluntary Termination and For Cause Termination	$0	$0	$0	$32,557,885	$0	$50,953	$32,608,838
Retirement	$0	$0	$51,003,974	$32,557,885	$0	$50,953	$83,612,812
Death or Disability	$0	$0	$10,747,818	$32,557,885	$0	$50,953	$43,356,657
David R. Smith(4)
Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$278,196	$0	$0	$278,196
Death or Disability	$0	$0	$2,037,057	$442,193	$0	$0	$2,479,250
Involuntary Termination—Not for Cause or Good Reason Termination	$1,225,578	$2,563	$0	$278,196	$75,000	$0	$1,581,336
William D. Barbo
Voluntary Termination and For Cause Termination	$0	$0	$0	$793,523	$0	$19,562	$813,085
Retirement	$0	$0	$7,993,944	$793,523	$0	$19,562	$8,807,029
Death or Disability	$0	$0	$1,698,452	$793,523	$0	$19,562	$2,511,536
Involuntary Termination—Not for Cause or Good Reason Termination	$1,017,198	$25,113	$0	$793,523	$75,000	$19,562	$1,930,396
Birgit Girshick
Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$865,347	$0	$17,919	$883,266
Death or Disability	$0	$0	$1,823,487	$989,839	$0	$17,919	$2,831,245
Involuntary Termination—Not for Cause or Good Reason Termination	$931,794	$8,521	$0	$865,347	$75,000	$17,919	$1,898,582
Joseph LaPlume
Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$330,374	$0	$18,421	$348,795
Death or Disability	$0	$0	$1,875,523	$463,157	$0	$18,421	$2,357,101
Involuntary Termination—Not for Cause or Good Reason Termination	$957,900	$56,927	$0	$330,374	$75,000	$18,421	$1,438,622
(1)
In these termination situations, unvested awards generally do not accelerate. As noted above, in the event of death, unvested PSUs granted more than 12 months ago will be deemed to have pro rata vested. This column does not reflect the value of any vested awards from the 2018 PSU grants. As described in detail on page 56 of this Proxy Statement, commencing with our 2015 equity grants, we have generally included a full career retirement provision in equity awards that provide for the continued vesting of unvested equity grants for employees who retire after meeting the specified criteria, including a specified notice period. Each of Mr. Foster and Mr. Barbo is retirement eligible and received awards in 2017, 2018, 2019 and 2020 that would qualify for continued post-retirement vesting.

(2)
Reflects payment for professional outplacement services.

(3)
Mr. Foster's calculations omit involuntary termination without cause because his employment agreement does not permit such termination until after the third anniversary thereof (i.e. February 12, 2021).

(4)
Amounts for Mr. Smith are converted from GBP to U.S. Dollars based on the currency exchange rate as of December 24, 2020, the last trading day of the Company's fiscal year.

Severance Payments Following a Change in Control

        The table below sets forth the amounts payable to each named executive in the event of termination following a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  A change in control is assumed to have occurred on December 26, 2020 (last day of the fiscal year 2020). However, no change in control actually occurred on the aforementioned date.

  •
  Termination occurs on December 26, 2020 (last day of the fiscal year 2020).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore, it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death, or disability).

  •
  For purposes of determining the amount of the lump sum cash severance payment equal to a multiple of three (Mr. Foster only) or two (Ms. Girshick and Messrs. Smith, Barbo and LaPlume) times the sum of (1) the corporate officer's then annual base salary and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs, we have assumed that the target bonus is the target bonus for fiscal year 2020, as discussed in more detail in the section of this Proxy Statement entitled "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Awards".

Benefits Continuation—

  •
  The benefits continuation value for each named executive includes 24-month (Ms. Girshick, Messrs. Smith, Barbo and LaPlume) or 36-month (Mr. Foster) continuation of medical, dental, basic life/AD&D, long-term disability, and other welfare type benefits at the time of termination.

Equity—

  •
  As of December 29, 2017, the change in control agreements provide for full acceleration of all unvested equity awards if the named executive is terminated within eighteen months of the change in control. In addition, in accordance with the 2007 Incentive Plan, as amended, all equity awards issued thereunder accelerate and vest immediately upon a change in control. The values below reflect the in the money value of all unvested stock options and the value of all unvested restricted stock and unvested PSUs (PSUs granted in 2020 calculated at target amounts and PSUs granted in 2019 calculated at base amounts (i.e., target amounts X EPS Payout Percentage)).

Retirement Plan Benefits—

  •
  In addition to the triggered benefits described above, the values reflect the total account balance of the Deferred Compensation Plan as of December 31, 2020. This date is slightly different than our 2020 fiscal year end (December 26, 2020) solely for administrative efficiency of calculating these values.

  •
  Benefits under this plan is vested and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code).

Accrued Vacation—

  •
  In accordance with the Company's officer vacation practices, we have assumed that each of the named executives (other than Mr. Smith) has 80 hours of accrued and unused vacation remaining at the time of termination. For Mr. Smith, we assume there is no accrued and unused vacation time, as U.K. employees are not permitted to carry over vacation time.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Accrued Vacation	Total

James C. Foster
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$47,003,846	$32,557,885	$0	$50,953	$79,612,685
Involuntary Termination Not for Cause or Good Reason Termination	$7,948,735	$378,817	$47,003,846	$32,557,885	$50,000	$50,953	$87,990,237
David R. Smith(3)
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$8,868,134	$442,193	$0	$0	$9,310,327
Involuntary Termination Not for Cause or Good Reason Termination	$2,083,482	$15,956	$8,868,134	$442,193	$50,000	$0	$11,459,765
William D. Barbo
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	0	$0	$7,361,814	$793,523	$0	$19,562	$8,174,898
Involuntary Termination Not for Cause or Good Reason Termination	$1,729,237	$36,961	$7,361,814	$793,523	$50,000	$19,562	$9,991.096
Birgit Girshick
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$7,754,496	$989,839	$0	$17,919	$8,762,254
Involuntary Termination Not for Cause or Good Reason Termination	$1,584,050	$23,609	$7,754,496	$989,839	$50,000	$17,919	$10,419,913
Joseph LaPlume
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$7,918,148	$463,157	$0	$18,421	$8,399,726
Involuntary Termination Not for Cause or Good Reason Termination	$1,628,431	$65,005	$7,918,148	$463,157	$50,000	$18,421	$10,143,161
(1)
Equity value following a change in control reflects the value of all unvested stock options, restricted stock, RSUs, and performance awards, assuming that all options, restricted stock, RSUs, and performance awards outstanding as of the date of the change in control accelerate and, in the case of options, become fully exercisable (using our closing stock price on December 24, 2020 of $251.71).

(2)
Reflects maximum payment for professional outplacement services.

(3)
Amounts for Mr. Smith are converted from GBP to U.S. Dollars based on the currency exchange rate as of December 24, 2020, the last trading day of the Company's fiscal year.

2020 Pay Ratio Disclosure

  Pay Ratio

        In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the Pay Ratio Rule), we are providing the following estimated information for 2020:

  •
  the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $48,454;

  •
  the annual total compensation of our Chief Executive officer was $13,483,411; and

  •
  the ratio of these two amounts was 278 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

        SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

  Methodology for Identifying Our "Median Employee"

  Employee Population

        To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our "median employee." We determined that, as of November 1, 2020, our employee population consisted of 18,005 individuals (of which approximately 8,541 were located in the United States and 9,464 were located in jurisdictions outside the United States). Our employee population consisted of our global workforce of full-time, part-time, seasonal and temporary employees, as described in more detail below.

        We selected November 1, 2020, which is within the last three months of 2020, as the date upon which we would identify the "median employee" to allow sufficient time to identify the median employee given the global scope of our operations. As we are a non-retail, non-seasonal business and do not employ a large, seasonal, temporary workforce in the month of December, we believe this methodology resulted in a median employee who is representative of our workforce throughout the course of the year.

  Adjustments to our Employee Population

        As permitted by the Pay Ratio Rule, we adjusted our total employee population (as described above) for purposes of identifying our "median employee" by excluding 868 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in those jurisdictions, as follows: 13 employees from Australia; 59 employees from Belgium; 20 employees from Brazil; 113 employees from Denmark; 134 employees from Finland; 39 employees from India; 2 employees from Israel; 270 employees from Italy; 2 employees from Mexico; 1 employee from Philippines; 2 employees from Poland; 30 employees from Singapore; 29 employees from South Korea; 149 employees from Spain; 3 employees from Sweden; and 2 employees from Switzerland. After this adjustment, the total employee population consisted of 17,137 employees. We also excluded approximately 144 employees of HemaCare, which we acquired in January 2020; and 28 employees of Cellero, which we acquired in August 2020.

        After taking into account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our "median employee" consisted of 16,965 individuals.

  Determining our Median Employee

        Our estimation method for identifying our "median employee" from our total adjusted employee population was the calculation and comparison of the budgeted, annualized, total target cash compensation (BATTCC) of our employees as reflected in our global human capital management system. This method involves annualizing the compensation of employees who were hired in 2020 but did not work for us for the entire fiscal year, and further, converting the BATTCC of non-US employees to U.S. dollars using global currency exchange rates as of November 1, 2020. We identified our "median employee" using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not apply any cost-of-living adjustments in identifying our "median employee". The median employee is a different employee than the one identified in 2019.

  Our Median Employee

        Using the methodologies described above, we determined that our "median employee" was a full-time, hourly employee located in the United States, with a BATTCC for the 12-month period ending December 31, 2020 in the amount of $43,578.

  Determination of Annual Total Compensation of our "Median Employee" and our CEO

        Once we identified our "median employee", we then calculated such employee's annual total compensation for 2020 using the same methodology we used for purposes of determining the annual total compensation of our named officers for 2020 (as set forth in the 2020 Summary Compensation Table on pages 62-63 of this Proxy Statement).

        Our CEO's annual total compensation for 2020 for purposes of the Pay Ratio Rule is equal to the amount reported in the "Total" column in the 2020 Summary Compensation Table found on pages 62-63 of this Proxy Statement.

Related Person Transaction Policy

        We maintain a written Related Person Transactions Policy (available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption) which is intended to promote the timely identification of transactions involving "related persons" (as such term is defined pursuant to SEC regulations) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.

        If a transaction qualifies as a related person transaction, the Audit Committee then considers all relevant facts and circumstances, including: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to us; opportunity costs of alternate transactions; the materiality and character of the related person's direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in the best interests of the Company and our shareholders or (2) is not inconsistent with the best interests of the Company and our shareholders.

        As of the date of this Proxy Statement, we are not aware of the existence of any related person transaction since the beginning of fiscal year 2020.

Compensation Committee Interlocks and Insider Participation

        During the 2020 fiscal year, the Compensation Committee consisted of Dr. Kochevar and Messrs. Llado, Reese (Chair) and Wallman. None of these individuals has served as an officer or employee for the Company or for any of our subsidiaries. We are not aware of any compensation committee interlocks.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2020, the members of the Audit Committee included Messrs. Bertolini, Chubb and Massaro (Chair) and Ms. Wilson.

        The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, our compliance with related legal and regulatory requirements, and the quality of our external audit processes. The Audit Committee is also responsible for overseeing our overall financial reporting process. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Board of Directors has determined that Robert Bertolini, Stephen D. Chubb, George E. Massaro and Virginia M. Wilson are each Audit Committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 26, 2020, the Audit Committee took the following actions.

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 26, 2020, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements, and the earnings releases and critical audit matters arising from the current period audit of the financial statements, with PricewaterhouseCoopers LLP, our independent registered public accounting firm.

  •
  Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of our management and the audit related activity of PricewaterhouseCoopers LLP.

  •
  Monitored the Company's continued efforts to improve its internal control over financial reporting.

  •
  Met with our management, internal auditors, and PricewaterhouseCoopers LLP, separately and together, to discuss our financial reporting process and internal control over financial reporting, and discussed with the auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and Commission.

  •
  Reviewed with the independent auditor all services provided during 2020 and found no independence concerns and approved the provision of all services in advance of completion consistent with prescribed policy and procedures. In addition, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has discussed with PricewaterhouseCoopers LLP its independence.

  •
  Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

  •
  Evaluated the annual inspection report by the Public Company Accounting Oversight Board of PricewaterhouseCoopers LLP, and discussed the report with PricewaterhouseCoopers LLP. The Audit Committee also evaluated a report on PricewaterhouseCoopers LLP's quality controls, and discussed the report with them.

  •
  Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Committee engaged the independent registered public accounting firm only for certain services including audit, audit related, and specifically approved tax and other services.

  •
  Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls over financial reporting and auditing matters.

        Based on the Audit Committee's review of the audited financial statements, the discussions referred to above, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2020 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair) Mr. Robert Bertolini Mr. Stephen D. Chubb Ms. Virginia M. Wilson

        The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.

 PROPOSAL THREE—
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 25, 2021, and the effectiveness of our internal control over financial reporting as of December 25, 2021. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended December 26, 2020, and audited our financial statements for the fiscal year ended December 26, 2020, and the effectiveness of our internal control over financial reporting as of December 26, 2020. PricewaterhouseCoopers LLP has served as our auditor since 1999. The members of the Audit Committee and Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in our best interests and the best interests of our shareholders. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 25, 2021. We expect that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not obtained at the Meeting, the Audit Committee will reconsider its appointment. Even if ratification is obtained, the Audit Committee may decide in the future it is in our interest to no longer retain PricewaterhouseCoopers LLP.

Statement of Fees Paid to Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ended December 26, 2020 and December 28, 2019, and fees for other services rendered by PricewaterhouseCoopers LLP for those periods.

	2020	2019
Audit fees(1)	$5,591,187	$5,964,872
Audit related fees(2)	1,371,459	5,681,174
Tax fees(3)	565,857	1,084,008
All other fees(4)	865,982	658,700

Total(5)	$8,394,485	$13,388,754

(1)
Audit fees consisted of work performed in the integrated audit of our annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly condensed consolidated financial statements filed on Forms 10-Q and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit related fees consisted principally of fees for financial due diligence services for potential acquisitions, comfort letters issued, and work performed in the audit of our employee benefit plans. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, consulting, and tax return preparation. All such services were approved in advance by the Audit Committee.

(4)
All other fees consisted principally of fees for certain market assessment projects and accounting research tools. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitute a prohibited activity for our independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC regulations.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit Related, and Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for preapproving all audit and permissible non-audit services provided by its independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year. Prior to engagement, the Audit Committee preapproves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to periodically report on the actual fees versus the budget by category of service. Additional service engagements that may exceed these preapproved limits must be submitted to the Audit Committee for preapproval. The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions "tax fees" and "all other fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP's independence.

        The Audit Committee recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2021.

 OTHER MATTERS

Shareholder Proposals for 2022 Annual Meeting

        Shareholders who wish to present proposals for inclusion in the proxy statement relating to our Annual Meeting of Shareholders to be held in 2022 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible, shareholder proposals must be received by our Corporate Secretary no later than November 26, 2021. It is suggested that any shareholder proposals be sent by a trackable method (i.e. certified mail, registered mail, overnight courier, etc.) to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. In addition, in recognition of continued COVID-19 pandemic workplace restrictions, we recommend that a copy of the shareholder proposal be sent to the following email address: GeneralCounsel@crl.com.

        If a shareholder wishes to present a proposal or nomination at the 2022 Annual Meeting using the process delineated in our Bylaws, such shareholder must give written notice to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice no sooner than January 6, 2022, and no later than February 5, 2022, and must comply with our Bylaws.

Obtaining Additional Information About Charles River

        The Notice of Meeting, this Proxy Statement, the enclosed proxy and our Annual Report to Shareholders for the year ended December 26, 2020 are being mailed to shareholders on or about March 26, 2021. Our Annual Report to Shareholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 26, 2020 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about the Company. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of our Annual Report on Form 10-K (with exhibits) for the year ended December 26, 2020 can also be found on the SEC website at www.sec.gov. In addition, shareholders may request a copy of the Annual Report on

Form 10-K, without charge, by writing to our Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887.

Certain Matters Relating to Proxy Materials and Annual Reports

        We satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. Promptly upon written or oral request, we undertake to deliver a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please contact Computershare Investor Services: by mail at P.O. Box 505008 Louisville, KY 40233-9814; by telephone at 1-800-368-5948; or through the website: http://www.computershare.com/investor. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please contact your broker or bank.

Other Business

        The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By order of the Board of Directors: Matthew L. Daniel Corporate Secretary

Wilmington, Massachusetts
March 26, 2021

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

 Appendix A

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1)

	Twelve Months Ended
	December 26, 2020	December 28, 2019	December 29, 2018	December 30, 2017	December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Net income (loss) attributable to common shareholders	$364,304	$252,019	$226,373	$123,355	$154,765	$149,313	$126,698	$102,828	$97,295	$109,566	$(336,669)	$114,441	$(524,505)
Less: Income (loss) from discontinued operations, net of income taxes	—	—	1,506	(137)	280	(950)	(1,726)	(1,265)	(4,252)	(5,545)	(8,012)	1,399	3,283

Net income (loss) from continuing operations attributable to common shareholders	364,304	252,019	224,867	123,492	154,485	150,263	128,424	104,093	101,547	115,111	(328,657)	113,042	(527,788)
Add back:
Amortization related to acquisitions	118,618	90,867	64,831	41,370	42,746	29,374	25,957	17,806	18,067	21,795	24,405	25,717	26,725
Severance and executive transition costs	7,586	11,458	8,680	3,278	8,472	6,173	7,792	3,218	2,580	5,462	16,504	16,344	—
Site consolidation costs, impairments, and other items(2)	6,457	4,283	864	18,645	11,849	2,240	7,136	21,381	3,963	473	384,896	3,939	706,689
Adjustment of acquisition-related contingent consideration and related items	—	—	—	—	—	—	—	—	—	(721)	2,865	—	—
Operating losses(3)	—	—	—	—	—	5,517	2,600	3,371	3,738	6,471	13,387	3,988	—
Acquisition-related adjustments(4)	19,623	39,439	19,184	6,687	22,702	14,513	6,688	1,752	3,774	215	8,319	3,246	1,125
Government billing adjustment and related expenses	—	—	—	150	634	477	848	2,402	—	—	—	—	—
Acquisition agreement termination fee	—	—	—	—	—	—	—	—	—	—	30,000	—	—
Gain on settlement of life insurance policy	—	—	—	—	—	—	—	—	—	(7,710)	—	—	—
U.S. pension curtailment	—	—	—	—	—	—	—	—	—	—	—	—	(3,276)
Gain on sale of U.K. real estate	—	—	—	—	—	—	—	—	—	—	—	(839)	—
Reversal of an indemnification asset associated with acquisition and corresponding interest(5)	—	—	—	—	54	10,411	—	—	—	—	—	—	—
Write-off of deferred financing costs and fees related to debt refinancing	—	1,605	5,060	—	987	721	—	645	—	1,450	4,542	—	—
Loss on sale of auction rate securities	—	—	—	—	—	—	—	—	712	—	—	—	—
(Gain) loss on bargain purchase(6)	—	—	—	(277)	15	(9,837)	—	—	—	—	—	—	—
Convertible debt accounting(7)	—	—	—	—	—	—	—	6,710	14,741	13,978	12,948	11,106	8,432
Gain on divestiture of CDMO business	—	—	—	(10,577)	—	—	—	—	—	—	—	—	—
Debt forgiveness associated with a prior acquisition(8)	—	—	—	(1,863)	—	—	—	—	—	—	—	—	—
Deferred tax revaluation	—	—	—	—	—	—	—	—	—	—	—	—	763
Tax benefit from disposition of Phase I clinical business	—	—	—	—	—	—	—	—	—	(11,111)	—	—	—
Massachusetts tax law change	—	—	—	—	—	—	—	—	—	—	—	—	1,897
Reduction of tax benefits—Charles River Massachusetts	—	—	—	—	—	—	—	—	—	—	—	719	—
Costs and taxes associated with corporate legal entity restructuring and repatriation	—	—	—	—	—	—	—	—	—	1,637	15,689	(1,084)	(4,045)
Venture capital and strategic equity investment (gains) losses	(100,861)	(20,707)	(15,928)	(22,657)	(10,285)	(3,824)	(9,343)	(5,864)	618	(869)	579	—	—
Loss due to U.S. Pension termination	10,283	—	—	—	—	—	—	—	—	—	—	—	—
Tax effect of non-GAAP adjustments:
Tax effect from U.S. Tax Reform(9)	—	—	(5,450)	78,537	—	—	—	—	—	—	—	—	—
Tax effect from divestiture of CDMO business	—	—	(1,000)	17,705	—	—	—	—	—	—	—	—	—

	Twelve Months Ended
	December 26, 2020	December 28, 2019	December 29, 2018	December 30, 2017	December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Non-cash tax provision (benefit) related to international financing structure(10)	4,444	(19,787)	—	—	—	—	—	—	—	—	—	—	—
Reversal of uncertain tax position associated with acquisition and corresponding interest(5)	—	—	—	—	—	(10,411)	—	—	—	—	—	—	—
Tax effect of the remaining non-GAAP adjustments and certain other tax items	(18,953)	(24,811)	(17,166)	(12,286)	(18,744)	(18,672)	(11,483)	(16,976)	(16,832)	(15,388)	(59,489)	(22,228)	(15,970)

Net income from continuing operations attributable to common shareholders, excluding specified charges (Non-GAAP)	$411,501	$334,366	$283,942	$242,204	$212,915	$176,945	$158,619	$138,538	$132,908	$130,793	$125,988	$153,950	$194,552

Weighted average shares outstanding—Basic	49,550	48,730	47,947	47,481	47,014	46,496	46,627	47,740	47,912	50,823	62,561	65,366	67,274
Effect of dilutive securities:
2.25% senior convertible debentures	—	—	—	—	—	—	—	—	—	—	—	—	776
Stock options, restricted stock units, performance stock units, and contingently issued restricted stock	1,061	963	1,071	1,083	944	1,138	931	749	494	495	558	268	1,010
Warrants	—	—	—	—	—	—	—	—	—	—	—	2	87

Weighted average shares outstanding—Diluted	50,611	49,693	49,018	48,564	47,958	47,634	47,558	48,489	48,406	51,318	63,120	65,636	69,147

Earnings per share from continuing operations attributable to common shareholders
Basic	$7.35	$5.17	$4.69	$2.60	$3.28	$3.23	$2.76	$2.18	$2.12	$2.26	$(5.25)	$1.73	$(7.85)
Diluted	$7.20	$5.07	$4.59	$2.54	$3.22	$3.15	$2.70	$2.15	$2.10	$2.24	$(5.25)	$1.72	$(7.85)
Basic excluding non-GAAP adjustments	$8.30	$6.86	$5.92	$5.10	$4.53	$3.81	$3.40	$2.90	$2.77	$2.57	$2.01	$2.36	$2.89
Diluted excluding non-GAAP adjustments	$8.13	$6.73	$5.80	$4.99	$4.44	$3.71	$3.34	$2.86	$2.75	$2.55	$2.00	$2.35	$2.81

(1)
Solely for purposes of demonstrating executive compensation trends, this Proxy Statement contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude: non-cash goodwill and other asset impairments in the fourth quarters of 2010 and 2008; amortization of intangible assets and other charges related to our acquisitions, as well as fair value adjustments associated with contingent consideration; expenses associated with evaluating acquisitions (including costs related to the termination of acquisitions), charges and operating losses attributable to our businesses we plan to close or divest (or have closed or divested) and other related miscellaneous expenses; severance costs associated with our cost-saving actions; fees and taxes associated with corporate subsidiary restructurings and the repatriation of cash into the United States; write-offs of deferred financing costs related to the extinguishment of debt and fees related to debt financing; the additional interest recorded as a result of the adoption in 2009 of an accounting standard related to our convertible debt accounting which increased interest and depreciation expense; gains from the sale of U.K. real estate; the gain on the curtailment of our U.S. defined benefit plan in 2008; a gain recognized upon the settlement of a life insurance policy of a former officer income from tax settlements related to our discontinued operations; charges in connection with a deferred tax revaluation; deferred financing costs related to our amended credit facilities; taxes associated with the disposition of our Phase I clinical business; the positive impact of adjustments to contingent consideration payable for earlier acquisitions; third-party costs associated with the remediation of unauthorized access into our information systems detected in March 2019; the non-cash tax benefit related to our international financing structure in 2019; charges related to the planned settlement of our U.S. pension plan; charges recorded in connection with the modification of our option to purchase equity in one of our joint ventures; investment gains or losses associated with our venture capital and strategic equity investments; and losses associated with the termination of our U.S. Pension Plan. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this Proxy Statement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this Proxy Statement to the most directly comparable GAAP financial measures are set forth in this table, and can also be found on the Company's website at ir.criver.com.

(2)
Reported results in 2020, 2019, 2018, 2017, 2016, and 2015 primarily include site consolidation costs, impairments, and other items. Reported results in 2014 include: (i) asset impairments and accelerated depreciation related to the consolidation of research model production operations; (ii) charges related to a dispute with a large model supplier; and (iii) a gain related to the sale of a former research model facility in France. Reported results in 2013 include: (i) accelerated depreciation related to the consolidation of research model production operations in California and Biologics Testing Solutions operations; (ii) an impairment charge related to the Company's DSA facility in Massachusetts; (iii) an adjustment to prior-period accrued compensated absences; and (iv) asset impairments at certain European facilities. Reported results in 2012 include: (i) the impairment of long-lived assets for certain RMS Europe facilities; (ii) the gain on the sale of land for an RMS facility; and (iii) a write-off associated with large model inventory held at a vendor. Reported results in 2011 include: (i) asset impairments associated with certain RMS and DSA operations; (ii) gains on the disposition of RMS facilities in Michigan and Europe; (iii) costs associated with exiting a defined benefit plan in RMS Japan; and (iv) costs associated with vacating a corporate leased facility. Reported results in 2010 primarily include to goodwill and asset impairments associated with the Company's DSA business segment. Additionally, these amounts were reduced by $4.3 million to account for the portion of the asset impairment charge associated with the non-controlling interest in the company's former DSA facility in China. Reported results in 2009 primarily include an asset impairment and costs associated with the Company's planned disposition of its DSA facility in Arkansas, as well as additional miscellaneous expenses. Reported results in 2008 primarily include a goodwill impairment related to the Company's DSA business segment, as well as asset impairments and other charged related to the sale of the Company's Vaccine business in Mexico and closure of the Company's facility in Hungary; the disposition of and accelerated exit from the Company's Worcester, MA facility; severance costs related to cost-saving actions and advisory fees incurred in connection with repatriation of accumulated foreign earnings.

(3)
Operating losses are primarily related to the curtailment of operations and subsequent operating costs at the Company's DSA facilities in Massachusetts, China, and Arkansas.

(4)
These adjustments are related to the evaluation and integration of acquisitions, which primarily include transaction, third-party integration, and certain compensation costs, and fair value adjustments associated with contingent consideration. In addition, the amount in 2019 includes a $2.2 million charge recorded in connection with the modification of the option to purchase the remaining 8% equity interest in Vital River and the amount in 2016 includes a $1.5 million charge recorded in connection with the modification of the option to purchase the remaining 13% equity interest in Vital River, partially offset by a $0.7 million gain on remeasurement of previously held equity interest in an entity acquired in a step acquisition.

(5)
These amounts represent the reversal of an uncertain tax position and an offsetting indemnification asset primarily related to the acquisition of BioFocus.

(6)
These amounts relate to the acquisition of Sunrise Farms, Inc. in 2015 and an immaterial acquisition in 2017, and represent the excess of the estimated fair value of the net assets acquired over the purchase price.

(7)
Reported results in 2013, 2012, 2011, 2010, 2009, and 2008 include the impact of convertible debt accounting adopted at the beginning of 2009, which increased interest expense by $6.6 million, $14.5 million, $13.8 million, $12.7 million, $11.9 million, and $11.1 million and depreciation expense by $0.1 million, $0.2 million, $0.2 million, $0.2 million, $0.2 million, and $0.1 million, respectively; and capitalized interest by $1.0 million in 2009 and $2.8 million in 2008.

(8)
The amount represents the forgiveness of a liability related to the acquisition of Vital River.

(9)
The amount for fiscal year 2017 includes a $78.5 million estimate for the impact of the enactment of U.S. Tax Reform legislation. The estimated impact of U.S. Tax Reform consists of the one-time transition tax on unrepatriated earnings (also known as the toll tax), withholding and state taxes related to the Company's withdrawal of its indefinite reinvestment assertion regarding unremitted earnings, and the revaluation of U.S. federal net deferred tax liabilities. The final impact of U.S. Tax Reform may differ from these estimates, due to, among other things, changes in interpretations, analysis, and assumptions made by the Company, additional guidance that may be issued by regulatory agencies, and any updated or changes to estimates the Company utilized to calculate the transition tax impact. The amount for fiscal year 2018 reflects an adjustment that is related to the refinement of one-time charges associated with the enactment of U.S. Tax Reform related to the transition tax on unrepatriated earnings (also known as the toll tax), and the revaluation of U.S. federal net deferred tax liabilities.

(10)
This adjustment relates to the recognition of deferred tax assets expected to be utilized as a result of changes to the Company's international financing structure.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - James C. Foster 02 - Nancy C. Andrews 03 - Robert Bertolini 04 - Deborah T. Kochevar 05 - George Llado, Sr. 06 - Martin W. MacKay 07 - George E. Massaro 08 - George M. Milne, Jr. 09 - C. Richard Reese 10 - Richard F. Wallman 11 - Virginia M. Wilson For Against Abstain For Against Abstain 2. Say on Pay 3. Ratification of Auditors Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03EMAC B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 6, 2021 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:00 a.m. on Thursday, May 6, 2021 at 251 Ballardvale Street, Wilmington, MA 01887 and hereby appoints James C. Foster, Matthew L. Daniel, David R. Smith, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2021 Annual Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to Be Held on May 6, 2021
PROXY SUMMARY
GENERAL INFORMATION
PROPOSAL ONE— ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
2020 DIRECTOR COMPENSATION
OUR COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRINCIPLES
BENEFICIAL OWNERSHIP OF SECURITIES
DELINQUENT SECTION 16(a) REPORTS
PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION AND RELATED INFORMATION
2020 Summary Compensation Table
2020 Grants of Plan Based Awards
Outstanding Equity Awards at Fiscal 2020 Year End
2020 Option Exercises and Stock Vested
2020 Pension Benefits
2020 Non-qualified Deferred Compensation
Potential Payments upon Termination or Change in Control
REPORT OF THE AUDIT COMMITTEE
PROPOSAL THREE— RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
  Appendix A
CHARLES RIVER LABORATORIES INTERNATIONAL, INC. RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1)